UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1333 Butterfield Road, Suite 500, Downers Grove, Illinois 60515
Notice of Annual Meeting of Stockholders To Be Held on Tuesday, April 22, 2025
To the Stockholders of Federal Signal Corporation:
We look forward to your attendance at the Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation (the “Company”), on Tuesday, April 22, 2025, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”). The Annual Meeting will be held in person at the Company’s Corporate Offices located at 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515.
The Annual Meeting will be held for the following purposes:
•To elect seven directors;
•To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025; and
•To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on February 24, 2025, as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
The Board recommends that you vote “FOR ALL” the director nominees proposed by the Board; “FOR” the advisory approval of our NEO compensation; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 7, 2025, contains instructions on how to access the proxy statement, this notice, and our 2024 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or via the Internet, you do not need to return a proxy card. If you attend the Annual Meeting, you may vote your shares during the meeting. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2009 or email us at info@federalsignal.com.

By order of the Board of Directors,

Diane I. Bonina, Corporate Secretary
March 7, 2025

EQUITY COMPENSATION PLAN INFORMATION	60
FUTURE STOCKHOLDER PROPOSALS	60
OTHER BUSINESS	60
APPENDIX A	A - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1333 Butterfield Road, Suite 500, Downers Grove, Illinois 60515
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., Central Daylight Time, Tuesday, April 22, 2025
Location: 1333 Butterfield Road, Suite 500, Downers Grove, Illinois 60515
Record Date:  February 24, 2025
Common Shares Outstanding on Record Date: 61,097,138
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Seven Directors	For all nominees	12
Proposal 2	Advisory Vote to Approve the Compensation of our NEOs	For	57
Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2025	For	59
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF SEVEN DIRECTORS
DIRECTOR NOMINEES

Name (1)(2)	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Governance and Sustainability Committee
Katrina L. Helmkamp	59	2023	Former Chief Executive Officer (“CEO”), Cartus Corporation	Yes	✓
Eugene J. Lowe, III	57	2019	President and CEO, SPX Technologies, Inc.	Yes	✓	✓
Dennis J. Martin (3)	74	2008	Chairman and former CEO, Federal Signal Corporation	Yes

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Governance and Sustainability Committee
Shashank Patel	64	2021	Chief Financial Officer (“CFO”), Watts Water Technologies, Inc.	Yes	✓
Brenda L. Reichelderfer (3)	66	2006	Director of Tribus Aerospace and Moog, Inc.	Yes		Chair	✓
Jennifer L. Sherman	60	2016	President and CEO, Federal Signal Corporation	No
John L. Workman	73	2014	Former CEO, Omnicare, Inc.	Yes	Chair	✓	✓
(1)All nominees are current directors. Bill Owens has chosen not to stand for re-election when his term expires at the Annual Meeting on April 22, 2025. Accordingly, the Board approved the reconstitution of the Board from eight to seven directors to be effective at the Annual Meeting. Mr. Owens’ successor as Chair of the Governance and Sustainability Committee will be appointed by the Board on or before the Annual Meeting.
(2)Each director attended at least 75% of the aggregate of all fiscal year 2024 meetings of the Board and each Committee on which they served during the portion of the year in which such director served.
(3)The Board has determined that Mr. Martin is independent under the listing requirements of the NYSE because, among other things, he has not served as an employee of the Company since December 2015. However, the governance guidelines of certain proxy advisory services and certain of the Company’s stockholders may not consider a former CEO to be independent. Therefore, the Board has appointed Brenda L. Reichelderfer to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chair.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2024): Audit (7); Compensation and Benefits (4); and Governance and Sustainability (4)
Independent Directors Meet without Management: Yes
Separate Chair and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes, as published on our Corporate website, www.federalsignal.com
Insider Trading Policy: Yes, as filed with our most recent Annual Report on Form 10-K
Policy Prohibiting Hedging, Short Sale and Pledging: Yes, pursuant to our Insider Trading Policy as published on our Corporate website, www.federalsignal.com
Clawback Policy: Yes, as filed with our most recent Annual Report on Form 10-K
COMMITMENT TO SUSTAINABILITY
We operate under the highest principles that are designed to deliver results through customer focus, innovation, continuous improvement, teamwork and investing in our people. We operate in this manner because it is good business and because it is the right thing for our customers, employees, stockholders, and business partners and communities. Within our Environmental Solutions Group, our products are central to our customers’ infrastructure maintenance and environmental cleanup activities, and we continually innovate to improve our impact on the environment. Within our Safety and Security Systems Group, our products are designed to protect people and property.
In June 2024, we issued our fifth annual Sustainability Report. The report highlights our dedication to advancing the sustainability of our business through focused attention on three areas: Environmental Responsibility, Social Responsibility, and Corporate Governance. The Sustainability Report, and additional information on each of our sustainability initiatives, can be found on our website, at www.federalsignal.com/sustainability. Information contained on our website and in our Sustainability Report is not part of, or incorporated by reference into, this Proxy Statement.
Environmental Responsibility
We are proud of our long-standing commitment to human and environmental betterment. We make products that move material, clean infrastructure, and protect the communities where we work and live. Our environmental commitment is a three-pronged effort:
•We will continue to participate actively in educating the public regarding environmental conservation;
•We will continue to assess the impact of our manufacturing plants and products on the environment and the communities in which we live and operate with a goal of continuous improvement, and we expect the same of our suppliers; and
•We will continue to partner with our customers to produce innovative solutions that address their needs for environmentally responsible products.
Social Responsibility
As of December 31, 2024, we employed approximately 4,700 people and utilized 23 principal manufacturing facilities in five countries around the world. We thoughtfully consider and continuously recognize the impact we make on the people of these communities.
Our vision is to be indispensable to our customers by consistently delivering products of the highest quality available in the market, by providing training that reflects the importance of the safety of our customers and end-users, and by developing innovative products that deliver unparalleled performance and support sustainable resource consumption.
We strive to be recognized as a place people in our local communities want to work, by providing our employees with healthy and safe working conditions, training and continuing education, and by offering important work.
Finally, we aim to have healthy relationships with the towns and cities in which our businesses are located, demonstrating civic engagement through philanthropy, volunteering, and community development programs.
Our goal is to accomplish these objectives in ways that deliver value to our customers and stockholders.
Corporate Governance
As further highlighted throughout this proxy statement and on our website, our commitment to ethical business practices and strong and transparent corporate governance is of paramount importance to us. While our senior leadership team, led by Jennifer L. Sherman, our CEO, provides day-to-day management of our business strategies, the ultimate oversight of the Company rests with our Board. Of our seven director nominees:
•72% have a tenure of more than six years, 14% have a tenure of between two and six years and 14% have a tenure of less than two years;
•The average age is 65 years; and
•Six of our directors are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
HUMAN CAPITAL MANAGEMENT
We believe our employees are a vital asset, and we strive to provide a safe and high-performing culture where our employees can thrive. As of December 31, 2024, we employed approximately 4,700 people in our businesses, which are located in five countries, with hourly workers in the U.S. accounting for approximately 55% of our total workforce. As of December 31, 2024, approximately 10% of our hourly workers in the U.S. were represented by unions. The Company believes that its labor relations with its employees are good.
We believe that our employees are key to our ability to deliver exceptional products and services to our customers. We apply a holistic total rewards strategy, designed to recruit, motivate, and retain talented employees at all levels of the organization and offer competitive, market-based compensation programs and attractive benefit packages.

Human Rights
The Company is committed to respecting and upholding the internationally recognized human rights principles of the United Nations’ Guiding Principles on Business and Human Rights and the Universal Declaration of Human Rights. In every state and country where the Company operates, it upholds standards that meet or exceed those established by local, state, and national legal frameworks, and the Company expects its partners, suppliers, vendors, and contractors to do the same. The Company has published a human rights policy, setting forth its commitment to nondiscrimination, the elimination of all forms of forced or compulsory labor, the effective abolition of childhood labor, workers’ rights to freedom of association and unionization, and the protection of employees’ ability to confidentially report policy violations.
Cultural Philosophy
We are committed to attracting and retaining highly-qualified employees through our ongoing focus on meritocracy, autonomy, and accountability. Our cultural philosophy is further evidenced by our policies related to various aspects of employment, including, but not limited to, recruiting, selecting, hiring, employment placement, job assignment, compensation, access to benefits, selection for training, use of facilities, and participation in Company-sponsored employee activities.
Employee Recruitment, Training and Development
We believe that identifying and developing the next generation of business leaders is important to our long-term success, and we are proud to support our employees in furthering their education with tuition reimbursement programs and training.
Our recruitment program follows a defined process to attract and hire top talent, including a college internship program designed to identify and cultivate an early-in-career pipeline of talent, and employee referral bonus programs. We also engage external professional recruiting firms to supplement our internal recruiting efforts, as needed.
We provide extensive training to employees within our facilities on topics such as workplace safety, anti-fraud, and advanced instruction in lean manufacturing principles and inside sales training programs.
Through our Tuition Assistance Program, we aim to assist and encourage employees to expand their knowledge, skills, and job effectiveness by continuing their education at local accredited institutions of higher learning. Certain of our businesses also partner with nearby universities from time to time to offer courses and programs directly related to employees’ growth in the business.
We maintain a robust annual performance management process across the organization. Employees start the process by working with their supervisors to set individual performance goals. Progress against those objectives is tracked throughout the year, culminating in the year-end performance review process, which involves the completion of an employee self-assessment and a discussion between the employee and their supervisor on goal accomplishment and defined core competencies. In addition, our annual talent and succession management processes are designed to identify and develop next-level successors through a variety of assignments and experiential learning.
We actively seek opportunities for regular engagement and communication between our CEO and other senior executive leaders and our broader employee population. In addition, many of our businesses perform employee engagement surveys that provide valuable feedback to our management teams.
We are committed to the communities in which we operate, and to developing a strong pipeline from which we can recruit new talent. Many of our businesses support their local high schools with cooperative learning extension programs at our manufacturing plants, hosting in-person or virtual tours of our facilities, and providing scholarships and “signing-day” offers to high school seniors. Our employees raise funds and donate time to a variety of community engagement initiatives.
Our employees also donate time and expertise through volunteering and mentorship programs, and work with local colleges on training programs to teach valuable technical skills that can be applied in the workplace. Many of our businesses also recruit summer interns from regional universities, providing hands-on experience in a manufacturing setting and building a pipeline for future engineers, information technology (“IT”) specialists and financial analysts. These programs attempt to help our next generation of employees, and others, understand what career paths may be available to them and to explore future job opportunities with us.

Safety
The Company considers the safety of its employees a significant focus and strives to have zero workplace injuries. The Company has established an enterprise-wide Safety Council, which includes representatives from several of our manufacturing facilities. The Safety Council meets regularly to collaborate and implement safety improvement measures, including workplace hazard reduction programs and awards focusing on continuous improvement initiatives and the reduction of incident frequency.
ENGAGEMENT WITH OUR STOCKHOLDERS
We actively engage with our stockholders on a regular basis. During 2024, members of the Company’s executive team:
•Attended 10 investor conferences;
•Hosted 14 other investor events, including non-deal roadshows, trade show tours and manufacturing facility visits; and
•Held approximately 500 total discussions with stockholders and potential stockholders.
OPERATING AND FINANCIAL PERFORMANCE IN 2024
Conditions in our end markets remained strong throughout 2024, with robust demand for our products and services. We continued to execute against our organic growth initiatives, and with contributions from our recent value-added acquisitions and additional efficiency gains resulting from the application of our eighty-twenty initiatives, we were able to sustain a high level of financial performance. As the year progressed, we saw improvement in supply chain conditions, which facilitated increased production levels at several of our facilities, and despite some supply chain-related operational inefficiencies early in the year, we were able to deliver record financial results for our stockholders, with 8% net sales growth, double-digit earnings improvement, expansion of margins, and significant improvement in cash flow generation.
Included among the Company’s highlights in 2024 were the following:
•Net sales for the year ended December 31, 2024 were $1.86 billion, the highest level in our history, and an increase of $139 million, or 8% from last year.
•Operating income for the year ended December 31, 2024 was $281.4 million, an increase of $56.9 million, or 25%, from last year.
•Operating margin for the year ended December 31, 2024 was 15.1%, compared to 13.0% in the prior year.
•Net income for the year ended December 31, 2024 was $216.3 million, an increase of $58.9 million, or 37%, from last year.
•Earnings per diluted share (“EPS”) for the year ended December 31, 2024 was $3.50 per share, a 37% increase compared to $2.56 per share in the prior year.
•Adjusted EPS* for the year ended December 31, 2024 was $3.34 per share, the highest adjusted EPS* level in our history, and a 29% increase over the prior year.
•Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”)* for the year ended December 31, 2024 was $350.6 million, an increase of $64.6 million, or 23%, from last year.
•Adjusted EBITDA margin* for the year ended December 31, 2024 was 18.8%, up from 16.6% last year.
•Orders for the year were $1.85 billion, the second highest annual orders reported in the Company’s history, contributing to a backlog of $997 million at December 31, 2024.
•Net cash provided by operating activities for the year ended December 31, 2024 was $231 million, an increase of $37 million, or 19%, from last year.
•With our strong balance sheet, positive operating cash flow, and capacity under our credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2024:
◦Our capital expenditures in 2024 were approximately $41 million, and included a number of strategic investments in new machinery and equipment aimed at gaining operating efficiencies and expanding capacity at certain production facilities.

◦We continue to invest in new product development and anticipate that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets, and/or gain access to new geographic regions.
◦We continued to execute on our disciplined M&A strategy with the acquisition of substantially all of the assets and operations of Standard Equipment Company (“Standard”). We have now completed 12 acquisitions since 2016.
◦We demonstrated our commitment to returning value to our stockholders by paying cash dividends of $29.3 million, and spending $6.7 million to repurchase shares of our common stock under our authorized repurchase program.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our fifth annual Sustainability Report in June 2024.
* As these are measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Net Sales

CAGR: 14%
$ 2000 M
$ 1500 M
$ 1200 M
$ 900 M
$ 600 M
$ 300 M
0
$1435 M
$1723 M
$1862 M
2022
2023
2024

Adjusted EBITDA*

CAGR: 28%
$ 400 M
$ 350 M
$ 300 M
$ 250 M
$ 200 M
$ 150 M
$ 100 M
$ 50 M
0
$215.0 M
15.0% Adjusted EBITDA margin*
$286.0M
16.6% Adjusted EBITDA margin*
$350.6M
18.8% Adjusted EBITDA margin*
2022
2023
2024

Adjusted EPS*

$/share
CAGR: 31%
$ 3.50
$ 3.00
$ 2.50
$ 2.00
$ 1.50
$ 1.00
$ 0.50
0
$1.96
$2.58
$3.34
2022
2023
2024

Cumulative Returns to Stockholders

FEDERAL SIGNAL + 199%
S&P 600 CAPITAL GOODS + 126%
S&P 500 INDUSTRIALS + 76%
S&P MIDCAP 400 + 64%
RUSSELL 2000 + 43%
$ 350
$ 300
$ 250
$ 200
$ 150
$ 100
$ 50
0
2019
2020
2021
2022
2023
2024

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs
Key Elements of our 2024 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash) (1)	✓	Earnings and EBITDA Margin	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 80%.
Achievement of individual objectives weighted 20%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (2)			Annual equity awards link long-term financial interests of executives to those of our stockholders and also support retention.
• Performance Share Units (“PSUs”)	✓	Earnings Per Share (“EPS”) from Continuing Operations and Return on Invested Capital (“ROIC”)	PSUs are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.

Includes a relative total stockholder return (“TSR”) modifier to further align with the interests of stockholders.
• Stock Options (3)	✓	Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
• Restricted Stock		N/A	Restricted stock awards cliff vest after three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.
(1)In considering the design of the Federal Signal Corporation Short Term Incentive Bonus Plan (“STIP”) for 2025, the Compensation and Benefits Committee decided to again use the same combination of financial and individual metrics, with the financial metric weighted at 80%, and the individual objectives metric weighted at 20%.
(2)For 2024, long-term equity incentive awards granted to executives in connection with the annual grant were split between PSUs (50%), non-qualified stock options (25%), and time-based restricted stock (25%).
(3)In our view, stock options are inherently at-risk because they only have value if our share price increases over the grant date value.
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2025.

1333 Butterfield Road, Suite 500, Downers Grove, Illinois 60515
Proxy Statement for Annual Meeting of Stockholders To Be Held on Tuesday, April 22, 2025
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Company’s Corporate Offices located at 1333 Butterfield Road, Suite 500, Downers Grove, Illinois 60515 on Tuesday, April 22, 2025, at 8:30 a.m., Central Daylight Time. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.
The Annual Meeting will be held for the following purposes:
1.    To elect seven directors;
2.    To approve, on an advisory basis, the compensation of our NEOs;
3.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025; and
4.    To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 7, 2025, we mailed a Notice of Internet Availability to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2024 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 7, 2025.
Voting Your Shares
Only stockholders owning shares of our common stock on February 24, 2025, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the seven directorships and on each other matter presented at the Annual Meeting. On the record date, there were 61,097,138 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:
•Before the Annual Meeting, by Telephone or via the Internet: You may vote by telephone or via the Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;
•By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or
•In Person: If you are a stockholder of record, you may vote in person at the Annual Meeting. You are a stockholder of record if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a stockholder of record. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.
Our Second Amended and Restated By-Laws (“By-Laws”) provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding” authority to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.

If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for all” of the seven director nominees named on the proxy card, “for” the advisory approval of the compensation of the Company’s NEOs, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or via the Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client under the applicable NYSE rules. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the Annual Meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” The Company expects that only Proposal 3 will be treated as a routine matter; the Company expects that Proposals 1 and 2 will be treated as non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” a director exceed the “withhold” votes cast with respect to such director nominee’s election (Proposal 1). Pursuant to our Corporate Governance Guidelines, each director must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Governance and Sustainability Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Governance and Sustainability Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
The affirmative vote of a majority of the votes cast will be required for:
•The approval, on an advisory basis, of the compensation of our NEOs (Proposal 2); and
•The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025 (Proposal 3).
In tabulating the voting results for Proposals 1 and 2, shares that constitute broker non-votes are not considered votes cast on that proposal. We do not expect any broker non-votes in connection with Proposal 3. For all Proposals, abstentions are not considered votes cast and are disregarded.
Shares Held in the Federal Signal Corporation Retirement Savings Plan (the “Retirement Savings Plan”)
Our Retirement Savings Plan held 611,185 shares of our common stock in the name of Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Retirement Savings Plan, as of February 24, 2025. If you are a participant in our Retirement Savings Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the Retirement Savings Plan. If no proper voting direction is received, Vanguard, in its capacity as the Retirement Savings Plan Trustee, will vote your shares held in the Retirement Savings Plan in the same proportion as votes received from other participants in the Retirement Savings Plan.

Revocability of Proxy
You may revoke your proxy at any time before it is voted by:
•Voting by telephone or via the Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;
•Filing a written notice of revocation with our Corporate Secretary at Federal Signal Corporation, 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515, Attn: Corporate Secretary; or
•Attending the Annual Meeting and voting your shares (Note: attendance alone at the Annual Meeting will not revoke a proxy).
Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2009. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of February 24, 2025.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)
BlackRock, Inc.	9,346,305	(2)	15.3%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	6,679,305	(3)	10.9%
100 Vanguard Blvd.
Malvern, PA 19355
(1)Based on 61,097,138 shares of common stock issued and outstanding as of February 24, 2025.
(2)Based solely on a Schedule 13G (Amendment No. 2) filed with the SEC on January 22, 2024, in which BlackRock, Inc. reported that, as of December 31, 2023, it had sole voting power over 9,250,283 shares and sole dispositive power over 9,346,305 shares.
(3)Based solely on a Schedule 13G (Amendment No. 7) filed with the SEC on February 13, 2024, in which The Vanguard Group reported that, as of December 29, 2023, it had shared voting power over 110,634 shares, sole dispositive power over 6,503,482 shares, and shared dispositive power over 175,823 shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock held by each of our directors and NEOs individually and as a group as of February 24, 2025.

Name (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)	Percent of Outstanding Common Stock (5)
Felix M. Boeschen	486	*
Diane I. Bonina	23,058	*
Katrina L. Helmkamp (6)	2,062	*
Ian A. Hudson	116,047	*
Eugene J. Lowe, III (6)	19,325	*
Dennis J. Martin (6)	506,128	*
Bill Owens (6)	66,954	*
Shashank Patel (6)	8,668	*
Brenda L. Reichelderfer (6)	57,417	*
Jennifer L. Sherman	1,093,081	1.8%
Mark D. Weber	110,653	*
John L. Workman (6)	57,988	*
All Directors and Executive Officers as a Group (12 persons) (7)	2,061,867	3.3%
(1)All of our current directors and officers use our Company address: 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515.
(2)Totals include shares subject to stock options exercisable within 60 days of February 24, 2025 as follows: Ms. Bonina, 7,754; Mr. Hudson, 29,018; Ms. Sherman, 475,401; and Mr. Weber, 37,150. All directors and executive officers as a group hold stock options exercisable within 60 days of February 24, 2025 with respect to 549,323 shares. Totals for Ms. Sherman also include 59,747 shares held in our Retirement Savings Plan.
(3)Totals include shares earned in connection with PSUs granted in 2022. Such shares vested on December 31, 2024, and were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, on or around February 27, 2025 in the following amounts: Ms. Bonina, 7,165; Mr. Hudson, 12,260; Ms. Sherman, 54,327; and Mr. Weber, 16,946.
(4)Totals do not include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Owens, 10,388.
(5)Based upon 61,097,138 shares of common stock issued and outstanding as of February 24, 2025 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 24, 2025. The use of “*” denotes percentages of less than 1%.
(6)Denotes non-employee director. Mr. Owens has chosen not to stand for re-election to the Board of Directors in 2025.
(7)The information contained in this row of the table is based upon information furnished to us by the named individuals above, and from our records. Each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF SEVEN DIRECTORS
In accordance with the recommendation of the Governance and Sustainability Committee, our Board has nominated the following seven individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: Katrina L. Helmkamp, Eugene J. Lowe, III, Dennis J. Martin, Shashank Patel, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Governance and Sustainability Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR ALL” nominees for director proposed by the Board.
Information Regarding Directors and Nominees
On an annual basis, the Governance and Sustainability Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Governance and Sustainability Committee is comprised solely of independent members of our Board.
When identifying nominees, the Governance and Sustainability Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, and understanding of our business. The Governance and Sustainability Committee may also engage a third party to assist in identifying potential director nominees.
The Governance and Sustainability Committee believes that the seven individuals nominated for election at the Annual Meeting meet its objectives for identifying director nominees, as summarized below:
•72% of our directors have a tenure of more than six years, 14% have a tenure of between two and six years and 14% have a tenure of less than two years;
•The average age of our directors and nominees is 65 years; and
•Six of our directors are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
Summary of Attributes of Directors and Nominees

	Helmkamp	Lowe	Martin	Patel	Reichelderfer	Sherman	Workman
Knowledge, Skills and Experience
Public Board Experience*	✓	✓	✓		✓	✓	✓
Executive Management Experience	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓	✓	✓	✓	✓	✓	✓
Legal		✓				✓
Government/Regulatory Experience			✓		✓	✓	✓
International	✓	✓	✓	✓	✓	✓	✓
Sustainability/Corporate Responsibility	✓	✓		✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓
Operations	✓	✓	✓	✓	✓	✓	✓
Strategy	✓	✓	✓	✓	✓	✓	✓
Innovation and Technology	✓	✓	✓		✓	✓	✓
Cybersecurity		✓		✓		✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓
Manufacturing	✓	✓	✓	✓	✓	✓	✓
*Denotes experience serving on the Board of Directors of one or more public companies other than Federal Signal Corporation.

The biographical summaries of each of our current directors, other than Mr. Owens, who has chosen not to stand for re-election at the Annual Meeting, and our director nominees, are set forth below, along with a description of the key qualifications and relevant experience that led the Board to conclude that they are well-qualified to serve as a member of our Board.

Ms. Helmkamp served as CEO of Cartus Corporation, the global relocation services subsidiary of Anywhere Real Estate (NYSE: HOUS) from 2018 until her retirement in January 2023. Previously, Ms. Helmkamp served as CEO of Lenox Corporation from 2016 to 2018 and as chief executive officer of SVP Worldwide from 2010 through 2014. She also served as senior vice president, North America Product for Whirlpool Corporation from 2008 to 2010 and as vice president, Global Refrigeration for Whirlpool Corporation from 2007 to 2008. Earlier in her career, Ms. Helmkamp served clients in the industrial goods, consumer goods, and services industries as a partner with The Boston Consulting Group. Ms. Helmkamp has significant experience developing and implementing business strategy, driving both organic and inorganic growth, and leveraging technology and operational improvements to improve profits. Ms. Helmkamp has served as an independent director of IDEX Corporation (NYSE: IEX) since 2015 and is currently Non-Executive Chair of IDEX Corporation. She also serves as an independent director of KPMG, LLP. Ms. Helmkamp received a Bachelor of Science in industrial engineering and an MBA from Northwestern University.

Katrina L. Helmkamp
Age: 59	Key Qualifications:
Director since November 2023	• Expertise in strategic planning and marketing
• Extensive experience in operations, innovation and new product development
• Significant international business experience
Committees:
•Audit

Mr. Lowe has served as President and CEO and a director of SPX Technologies, Inc. (“SPX”) (NYSE: SPXC) since September 2015. SPX is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, and detection and measurement markets. He was appointed an officer of SPX in 2014 and previously served as Segment President, Thermal Equipment and Services, from 2013 to 2015; President, Global Evaporative Cooling, from 2010 to 2013; and Vice President of Global Business Development and Marketing, Thermal Equipment and Services, from 2008 to 2010. Prior to joining SPX, Mr. Lowe held positions with Milliken & Company, Lazard Technology Partners, Bain & Company, and Andersen Consulting.
Eugene J. Lowe, III
Age: 57	Key Qualifications:
Director since February 2019	• Current public company CEO with vast experience in operations
• Expertise in strategic planning and marketing
• Extensive business development experience
Committees:
•Audit
•Compensation and Benefits

Mr. Martin was named Chairman of the Board on January 1, 2017. He previously served as our Executive Chairman beginning in January 2016, and as our President and CEO from October 2010 through December 2015. Mr. Martin has been a member of our Board since March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. Mr. Martin served as a director of Essendant Inc. (formerly NASDAQ: ESND), a leading supplier of workplace essentials, from July 2016 to January 2019. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), from July 2000 to May 2016. Mr. Martin served on the Board of Directors of Coleman Cable, Inc. (“Coleman”), a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.
Dennis J. Martin
Age: 74	Key Qualifications:
Director since March 2008	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
• In-depth knowledge of our Company and its operations as our former President and CEO
Committees:
• None

Since July 2018, Mr. Patel has served as the CFO of Watts Water Technologies, Inc. (“Watts”) (NYSE: WTS), a global manufacturer of plumbing, heating, and water quality product lines. On October 20, 2024, Mr. Patel provided notice of this intention to retire as CFO of Watts following the onboarding of his successor and transition of his responsibilities. Prior to joining Watts, Mr. Patel spent a combined 21 years globally at Xylem Inc. (NYSE: XYL) and ITT Corporation (NYSE: ITT), holding several leadership positions of increased responsibilities in finance, operations and engineering. Mr. Patel graduated from the University of London with a Bachelor of Science in chemical engineering and received an MBA from the Peter Drucker School of Management at Claremont Graduate University in California.
Shashank Patel
Age: 64	Key Qualifications:
Director since October 2021	• Current public company CFO with vast experience leading global finance organizations
• Management expertise across a broad range of industries
• Financial expertise
Committees:
• Audit

Ms. Reichelderfer was elected Lead Independent Director of the Board effective April 30, 2019, and has served as a director since October 2006. Since March 2021, she has served on the Board of Directors of John Wood Group PLC, a global leader in consulting and engineering, operating across energy and the built environment (LSE: WG). Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). Ms. Reichelderfer also serves on the Board of Directors of Tribus Aerospace (“Tribus”), an aerospace components manufacturing group owned by a private equity firm, a position she has held since November 2017. From June 2021 through January 2022, Ms. Reichelderfer served as Interim CEO of Tribus while it searched for a new leader. From February 2019 to November 2022, Ms. Reichelderfer served on the Board of Directors of Hermetic Solutions Group, a military/aerospace component supplier owned by a private equity firm. From July 2008 to December 2017, she was Senior Vice President and Managing Director of TriVista Business Group. From June 2011 to April 2017, Ms. Reichelderfer served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (LSE: MGGT). Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Inc., a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer
Age: 66	Key Qualifications:
Director since October 2006	• Expertise in growing industrial and aerospace businesses
• Extensive experience in operations, innovation and new product development
Committees:	• Significant international business experience
•Compensation and Benefits (Chair)
•Governance and Sustainability

Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our COO from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014 and General Counsel from March 2004 to November 2015. Ms. Sherman has been an employee of our Company since 1994. She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015. Ms. Sherman is also committed to supporting non-profit organizations through her board participation in a number of charities, including the Field Museum and WTTW/WFMT (Chicago Public Television and Fine Arts Radio).

Jennifer L. Sherman
Age: 60	Key Qualifications:
Director since January 2016	• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance and business operations
Committees:
• None

Dr. Workman retired in June 2014 as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he had held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, he was Omnicare's President and CFO and held the position of Executive Vice President and CFO from November 2009 until February 2011. Dr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Dr. Workman served as Executive Vice President and CFO of HealthSouth Corporation (now Encompass Health Corporation) (NYSE: EHC)), a provider of inpatient rehabilitation services in the U.S. Dr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Dr. Workman has been a member of the Board of Directors of Agiliti Health, Inc. (NYSE: AGTI), a company that provides technology and medical equipment to the healthcare industry, since November 2014 and was Agiliti’s non-Executive Chairman of the Board until April 2015. Since July 2015, Dr. Workman serves as a director of CONMED Corporation (NYSE: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties, Inc. (formerly NYSE: CCP), a healthcare REIT, from August 2015 until the company’s merger with Sabra Health Care Reit (NASDAQ: SBRA). Dr. Workman is a Certified Public Accountant (inactive).
John L. Workman
Age: 73	Key Qualifications:
Director since February 2014	• Broad-based executive and leadership experience in a variety of businesses and disciplines
• Financial expertise
Committees:	• Executive experience with focus on optimizing capital structure
•Audit (Chair)
•Compensation and Benefits
•Governance and Sustainability

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chair of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. The independent Board members have also elected a Lead Independent Director who serves as principal liaison between the CEO and the independent directors, approves agendas for Board meetings, chairs meetings of the independent directors in executive sessions and provides independent governance oversight of management. Our Board believes that separating the roles of CEO and Chair, with an independent director serving as Lead Independent Director, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all stockholders.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented an enterprise risk management process to identify, assess, manage and monitor risks that our Company faces. This process is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management: (i) our major risk exposures; (ii) the potential impact of such exposures on our Company; and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
As an example of this process, the Company’s Chief Information Officer (“CIO”) reports significant IT matters to the Board or the Audit Committee, if considered necessary. Such reports are presented at least annually and more frequently if considered necessary. The most recent report was presented in February 2025, when the CIO provided an update on the Company’s long-term IT strategy and reported on the progress that the Company has made with respect to various cybersecurity initiatives.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial, accounting and cybersecurity risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Governance and Sustainability Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company, including oversight responsibility for the Company’s sustainability initiatives.
Attendance at Board and Committee Meetings
During fiscal year 2024, our Board held six meetings, the Audit Committee held seven meetings, the Compensation and Benefits Committee held four meetings and the Governance and Sustainability Committee held four meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. All directors who served in 2024 attended our 2024 Annual Meeting of Stockholders as well as at least 75% of our Board meetings and their respective Committee meetings.
Independence of Members of the Board
The Board has determined that all of its directors, other than Ms. Sherman, qualify as independent. In making this determination, the Board considered the tests for determining the independence of directors set forth in Section 303A.02 of the NYSE Listed Company Manual. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including: (i) Audit; (ii) Compensation and Benefits; and (iii) Governance and Sustainability. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Governance and Sustainability
Katrina L. Helmkamp (1)	✓	—	—
Eugene J. Lowe, III (1)	✓	✓	—
Dennis J. Martin	—	—	—
Bill Owens (2)	—	✓	Chair
Shashank Patel (1)	✓	—	—
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (1)	Chair	✓	✓
(1)The Board has determined that each of Ms. Helmkamp, Mr. Lowe, Mr. Patel and Dr. Workman qualifies as an “audit committee financial expert” as defined by the SEC.
(2)Mr. Owens has chosen not to stand for re-election when his term expires at the Annual Meeting on April 22, 2025. Accordingly, the Board approved the reconstitution of the Board from eight to seven directors to be effective at the Annual Meeting. Mr. Owens’ successor as Chair of the Governance and Sustainability Committee will be appointed by the Board on or before the Annual Meeting.
Audit Committee
The Audit Committee is responsible for monitoring:
•The integrity of our financial statements;
•The qualifications and independence of our independent registered public accounting firm;
•The performance of our internal audit function and independent registered public accounting firm; and
•Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial, IT and cybersecurity risk exposures. On an annual basis, members of the Audit Committee are asked to indicate their level of cybersecurity knowledge, skills, and experience, in an effort to have adequate cybersecurity experience on the Audit Committee. Certain members of the Audit Committee have also previously participated in cybersecurity training events facilitated by the Company, using third-party subject matter experts. The Audit Committee has direct and regular access to our financial executives, including our Director of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”), CIO, Chief Information Security Officer and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. In fulfilling its role, the Compensation and Benefits Committee has regular access to the Board’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Compensation and Benefits Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Compensation and Benefits Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. The Company and the Compensation and Benefits Committee strive to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Governance and Sustainability Committee
The Governance and Sustainability Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our Company. This Committee also identifies and recommends nominees for election to our Board, advises the Board regarding appropriate director compensation, and has oversight responsibility for the Company’s sustainability initiatives.
Stockholders may recommend individuals to the Governance and Sustainability Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC-appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515, Attn: Corporate Secretary. The Governance and Sustainability Committee will consider stockholder nominees on the same basis as other nominees.
The Governance and Sustainability Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Governance and Sustainability Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Governance and Sustainability Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action on the Governance and Sustainability Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2024. Our President and CEO, Ms. Sherman, did not receive any additional compensation for her service on our Board in 2024.
Non-Employee Director Compensation in Fiscal Year 2024

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Other Compensation	Total
Katrina L. Helmkamp (2)	$89,000	$125,000	$—	$—	$214,000
Eugene J. Lowe, III	$95,000	$125,000	$—	$—	$220,000
Dennis J. Martin (3)	$125,000	$135,000	$—	$3,000	$263,000
Bill Owens	$99,500	$125,000	$—	$—	$224,500
Shashank Patel (4)	$89,000	$125,000	$—	$2,153	$216,153
Brenda L. Reichelderfer (5)	$117,000	$125,000	$—	$—	$242,000
John L. Workman	$113,000	$125,000	$—	$—	$238,000
(1)Each non-employee director is issued a stock award annually. The annual award is determined by dividing the grant date value of the equity award (i.e., in 2024, $135,000 in the case of our Chairman and $125,000 for all other non-employee directors) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to non-employee directors on April 23, 2024, at a closing share price of $83.76: 1,612 shares of common stock to Mr. Martin as Chairman; 1,493 shares of common stock to Ms. Reichelderfer as Lead Independent Director; and 1,493 shares of common stock to each of Ms. Helmkamp, Mr. Lowe, Mr. Owens, Mr. Patel and Dr. Workman. As of December 31, 2024, each non-employee director held the following aggregate number of shares: Ms. Helmkamp, 2,062 shares; Mr. Lowe, 19,325 shares; Mr. Martin, 506,128 shares; Mr. Owens, 77,342 shares, including 15,769 deferred shares held in the form of restricted stock units; Mr. Patel, 8,668 shares; Ms. Reichelderfer, 57,417 shares; and Dr. Workman, 57,988 shares. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. As of December 31, 2024, accumulated dividend equivalents associated with these deferred stock units were as follows: Mr. Owens, $23,989. Annual stock awards to non-employee directors vest immediately upon issuance.
(2)As Ms. Helmkamp has not yet met her target stock ownership level following her appointment in November 2023, 50% of her fees earned in 2024 were paid in shares of our common stock, with the remainder paid in cash.
(3)Mr. Martin served as Chairman during 2024. His fees in the first column are comprised of an annual retainer of $125,000 which he received in that capacity. Mr. Martin’s “Other Compensation” in 2024 represents the Company’s match of donations made by Mr. Martin to eligible charitable organizations during 2024.
(4)Mr. Patel’s “Other Compensation” in 2024 represents the Company’s match of donations made by Mr. Patel to eligible charitable organizations during 2024.
(5)Ms. Reichelderfer served as Lead Independent Director during 2024. Her fees in the first column include an annual retainer of $95,000 which she received in that capacity.

Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Governance and Sustainability Committee may consult with third-party advisors (as it did with respect to director compensation in 2024), generally available source material, proxy statements and data from peer companies, which are typically the same companies used for executive compensation benchmarking purposes (see “Compensation Discussion and Analysis — Benchmarks for Executive Compensation”). Non-employee directors receive both cash and equity compensation and are subject to a stock ownership requirement designed to align their interests with those of our stockholders. Our employee director, Ms. Sherman, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines”).
Cash Compensation
The table below sets forth our fiscal year 2024 cash compensation structure for non-employee directors.
2024 Cash Compensation of Our Non-Employee Directors

Annual Retainer
Chair	$125,000
Lead Independent Director	$95,000
Director (excluding Chair and Lead Independent Director)	$80,000
Audit Committee Chair	$21,000
Audit Committee Member (non-Chair)	$9,000
Compensation & Benefits Committee Chair	$16,000
Compensation & Benefits Committee Member (non-Chair)	$6,000
Governance & Sustainability Committee Chair	$13,500
Governance & Sustainability Committee Member (non-Chair)	$6,000
Equity Compensation
Our non-employee directors typically receive an annual stock award as partial compensation for their Board service. Such stock awards vest immediately. The table below sets forth the value of the equity awards granted on April 23, 2024, the date of our 2024 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2024.
2024 Annual Equity Awards Granted to Non-Employee Directors

Grant Date $ Value of Common Stock Award
Chair	$135,000
Lead Independent Director	$125,000
Director (excluding Chair and Lead Independent Director)	$125,000
The number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of restricted stock units that are ultimately distributable as common shares of Company stock on or about a date selected by the director or, in the absence of a date selected by the director, upon the termination of the services of the director as a member of our Board. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. Directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are payable in shares of Company stock, along with the cash equivalent of associated dividends at the time of stock distribution. None of our current directors elected to defer stock under the program in 2024.

Director Stock Ownership Guidelines
We require our non-employee directors to hold shares of Company stock valued at five times their annual retainers. Until target ownership is achieved, 50% of a non-employee director’s total compensation will be paid in shares of our common stock. Target ownership value is measured annually and, once achieved, must be maintained throughout the non-employee director’s tenure on the Board. Non-employee directors are not permitted to sell shares prior to achieving their ownership target. However, a non-employee director may (i) sell shares to satisfy taxes upon the vesting of stock awards, restricted stock units, or the net-settled exercise of stock options, to the extent permitted under applicable law and any terms and conditions applicable to such award; or (ii) tender shares to pay the exercise price upon the net-settled exercise of stock options. After a non-employee director has met their target ownership requirement, they are required to retain at least 50% of all vested shares acquired pursuant to any equity award granted by the Company (whether by option exercise, stock awards, or otherwise) for two years from the date of vesting (in the case of stock awards or restricted stock units), or for two years from the date of grant (in the case of stock options). With the exception of Ms. Helmkamp, who was appointed as a director on November 20, 2023, all of our non-employee directors had met their target ownership levels as of December 31, 2024.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of CEO and Chair of the Board; (iii) the election of a Lead Independent Director; and (iv) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct - Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our President and CEO and our other senior financial officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver. Pursuant to the Business Conduct Policies, our standing Board committees perform annual self-evaluations of their performance and the Governance and Sustainability Committee annually reviews the Board, its structure, members and Committees.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director chairs meetings of the independent directors in executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515, Attn: Corporate Secretary. These letters will be forwarded to the Chair, Lead Independent Director or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. All directors who served in 2024 attended our 2024 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2024, all directors who served on the Compensation and Benefits Committee were independent directors. No member of the Compensation and Benefits Committee was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our CEO, CFO, Chief Accounting Officer and Corporate Controller, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any material changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2024, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our 2024 NEOs:
•Jennifer L. Sherman, President and CEO;
•Mark D. Weber, Senior Vice President and COO;
•Ian A. Hudson, Senior Vice President and CFO;
•Diane I. Bonina, Vice President and General Counsel; and
•Felix M. Boeschen, Vice President, Corporate Strategy and Investor Relations
We encourage you to read this section in conjunction with Proposal 2, the advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Advisory Vote”) regarding compensation of our NEOs, as this section includes: (i) a review of our 2024 performance; (ii) a description of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2024 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. In accordance with the stockholder vote at our 2023 Annual Meeting regarding the frequency of the Say-on-Pay Advisory Vote, advisory votes on executive compensation are currently conducted annually. The Committee’s compensation programs for our NEOs were endorsed by approximately 96% of the advisory votes cast at our 2024 Annual Meeting.
Executive Summary
Operating and Financial Performance in 2024
Conditions in our end markets remained strong throughout 2024, with robust demand for our products and services. We continued to execute against our organic growth initiatives, and with contributions from our recent value-added acquisitions and additional efficiency gains resulting from the application of our eighty-twenty initiatives, we were able to sustain a high level of financial performance. As the year progressed, we saw improvement in supply chain conditions, which facilitated increased production levels at several of our facilities, and despite some supply chain-related operational inefficiencies early in the year, we were able to deliver record financial results for our stockholders, with 8% net sales growth, double-digit earnings improvement, expansion of margins, and significant improvement in cash flow generation.
Included among the Company’s highlights in 2024 were the following:
•Net sales for the year ended December 31, 2024 were $1.86 billion, the highest level in our history, and an increase of $139 million, or 8% from last year.
•Operating income for the year ended December 31, 2024 was $281.4 million, an increase of $56.9 million, or 25%, from last year.
•Operating margin for the year ended December 31, 2024 was 15.1%, compared to 13.0% in the prior year.
•Net income for the year ended December 31, 2024 was $216.3 million, an increase of $58.9 million, or 37%, from last year.
•EPS for the year ended December 31, 2024 was $3.50 per share, a 37% increase compared to $2.56 per share in the prior year.
•Adjusted EPS* for the year ended December 31, 2024 was $3.34 per share, the highest adjusted EPS* level in our history, and a 29% increase over the prior year.
•Adjusted EBITDA* for the year ended December 31, 2024 was $350.6 million, an increase of $64.6 million, or 23%, from last year.
•Adjusted EBITDA margin* for the year ended December 31, 2024 was 18.8%, up from 16.6% last year.
•Orders for the year were $1.85 billion, the second highest annual orders reported in the Company’s history, contributing to a backlog of $997 million at December 31, 2024.
•Net cash provided by operating activities for the year ended December 31, 2024 was $231 million, an increase of $37 million, or 19%, from last year.

•With our strong balance sheet, positive operating cash flow, and capacity under our credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2024:
◦Our capital expenditures in 2024 were approximately $41 million, and included a number of strategic investments in new machinery and equipment aimed at gaining operating efficiencies and expanding capacity at certain production facilities.
◦We continue to invest in new product development and anticipate that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets, and/or gain access to new geographic regions.
◦We continued to execute on our disciplined M&A strategy with the acquisition of substantially all of the assets and operations of Standard. We have now completed 12 acquisitions since 2016.
◦We demonstrated our commitment to returning value to our stockholders by paying cash dividends of $29.3 million, and spending $6.7 million to repurchase shares of our common stock under our authorized repurchase program.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our fifth annual Sustainability Report in June 2024.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Executive Compensation Program Updates During Fiscal Years 2024 and 2025
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:
•In 2024, the Committee decided to maintain the performance metrics applicable to annual cash incentive awards made under the STIP to be based on financial and individual objectives. In 2024, the STIP comprised the following components: earnings (weighted at 60%), EBITDA margin (weighted at 20%), and individual objectives (weighted at 20%).
•In 2024, long-term equity incentive award grants to our NEOs consisted of the following: 50% PSUs, 25% stock options, and 25% restricted stock awards. The equity mix is consistent with market-based executive incentive compensation practices and aligns incentive pay with the Company’s long-term focus, goals, and initiatives.
•In setting targets for PSUs granted as part of the annual award in 2024, the Committee retained both a three-year performance period and the applicable performance metrics, i.e., EPS from continuing operations (weighted at 75%), return on invested capital (weighted at 25%) and relative TSR (performance modifier).
•In considering the design of the STIP and Long-Term Incentive Plan (“LTIP”) for 2025, the Committee decided to retain the same structure that was used in 2024.

Current Measures of Performance and Time Horizons

	Measures	Time Horizon	Purpose
Cash Bonus (STIP)	•Earnings (60%) •EBITDA Margin (20%) •Individual Objectives (20%)	One Year	**Short-Term** Annual Goals •Profitability and growth •Market share
Performance Share Units	•EPS (75%) •Return on Invested Capital (25%) •Relative TSR (modifier)	Three Years	**Long-Term** 3 Year Performance and Vesting Periods •Profitability and growth •Shareholder value creation •Efficient use of capital •Facilitates stock ownership •Executive retention •TSR component introduced in 2022 to measure performance vs. peers
Restricted Stock Awards	•Time-Based	Three Years	**Long-Term** 3 Year Cliff Vesting •Executive recruitment •Executive retention
Stock Options	•Share Price Appreciation	Ten Years	**Longer-Term** 3 Year Ratable Vesting Period and 10 Year Exercise Period •Shareholder value creation •Facilitates stock ownership •Executive retention

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) consider performance relative to both individual and company/business unit financial objectives; (ii) emphasize and incentivize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:
•Executive compensation should largely be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;
•Total targeted compensation should be competitive, during all business cycles, to attract, motivate and retain experienced executives with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;
•The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;
•Performance should be evaluated holistically;
•Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and
•Equity ownership and holding requirements align the interests of executives and directors with the interests of stockholders and help build long-term value.
Our independent compensation consultant, Meridian, assisted us in a 2024 review of compensation practices of comparator peer companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed annually and refined as appropriate to reflect the appropriate median revenue, market capitalization and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term value creation.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:
•Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;
•Determines the various elements and design of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;
•Establishes performance goals for our President and CEO and oversees the establishment of performance goals for our other executive officers and for each business unit;
•Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;
•Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;
•Reviews our President and CEO’s annual succession planning report and executive development recommendations for her direct reports;
•Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and
•Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our President and CEO, who in turn reviews the performance of each of our other executive officers and then presents the recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. The compensation of our President and CEO is determined solely by the Committee, with reference to market data provided by the Committee’s independent compensation consultant and, in some cases, after general discussion with the independent members of the Board, meeting in executive session without her present.
Independent Compensation Consultant
For fiscal year 2024, Meridian assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. Meridian also participated in select Committee meetings. The aggregate fees paid to Meridian for executive compensation services in fiscal year 2024 totaled $96,862. The Committee discussed the independence of Meridian, considering each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from Meridian that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors. Following its review, the Committee determined that Meridian was independent.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below as well as executive compensation survey data. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Committee, with the assistance of Meridian, reviews and updates the Company’s peer group annually and as needed to better align our business with relevant comparator companies.
After consulting with Meridian, the Committee decided to make certain changes to the peer group for fiscal year 2024, to better align the Company’s annual revenues and market capitalization with peers. The Company used the following peer group to benchmark executive pay when determining its fiscal year 2024 target compensation:

2024 Peer Group Companies
• Alamo Group Inc.	• IDEX Corporation
• Allison Transmission Holdings	• John Bean Technologies Corporation
• Barnes Group Inc.	• MSA Safety Incorporated
• Brady Corporation	• SPX Technologies, Inc.
• Chart Industries, Inc.	• Standex International Corporation
• Columbus McKinnon Corporation	• Tennant Company
• EnPro Industries, Inc.	• Terex Corporation
• Franklin Electric Co., Inc.	• The Toro Company
• Graco Inc.	• Wabash National Corporation
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:
•Base salary;
•Annual cash incentives;
•Long-term equity incentives;
•Retirement, health and welfare benefits; and
•Perquisites.
Our programs allow us to balance individual and Company goals and achievements in determining executive pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive’s position and level of responsibility. At-risk compensation includes PSUs, stock options, restricted stock awards and annual cash incentives. In 2024, approximately 84% of our President and CEO’s total target compensation was at-risk, and approximately 68% of our other NEOs’ total target compensation was at-risk.

Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data.
For fiscal year 2024, the base salaries of our executive officers were targeted to approximate the 50th percentile of competitive market data, on average, and were evaluated in the context of total compensation. For fiscal year 2024, the annual base salaries of our NEOs ranged from 17% below to 12% above the market midpoint target. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) length of service; and (v) other market factors, including retention of key talent and succession planning.
The table below sets forth base salary information for each of our NEOs for fiscal years 2023 through 2024:

Name	2023 Annual Base Salary	2024 Annual Base Salary
Jennifer L. Sherman	$946,313	$974,702
Mark D. Weber	$594,825	$612,670
Ian A. Hudson	$481,268	$495,706
Diane I. Bonina	$372,500	$417,200
Felix M. Boeschen	$325,000	$334,750
Annual Cash Incentives
Annual cash incentives may be earned and paid through the STIP, based on the achievement of: (i) one or more financial objectives; and (ii) individual performance. For fiscal year 2024, the financial objectives component represented 80% of the target annual bonus opportunity and the individual performance component comprised the remaining 20%.

The following chart outlines the components of the STIP for each of our NEOs for fiscal year 2024:

Component	Percentage of Target Annual Bonus Opportunity	Company Level
Earnings (financial metric)	60%	Based on consolidated income before income taxes, adjusted for unusual or nonrecurring items that were not contemplated in the annual target setting process. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee determined that income taxes should not factor into the calculation.
EBITDA Margin (financial metric)	20%	Based on the ratio of consolidated EBITDA, adjusted for unusual or nonrecurring items that were not contemplated in the annual target setting process, divided by consolidated net sales.
Individual Objectives (non-financial metric)	20%	Based on the achievement of individual objectives, consisting of an individual performance goals rating and a competencies rating.
Target goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The pre-set percentage for each executive is based on competitive market data as well as other factors including (i) level of job responsibility; (ii) prior experience and breadth of knowledge; and (iii) market factors. Threshold level of performance against the financial targets pays out at 33% of target, target level of performance against the financial targets pays out at 100% of target, and maximum level of performance against the financial targets pays out at 200% of target. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award earned is interpolated on a straight-line basis between the end-points.
The threshold, target and maximum goals relating to the financial-based incentives at the Company level are set forth below.

Financial-Based Metric	Threshold	Target	Maximum	Actual
Adjusted income before income taxes ($ in millions)	$208.3	$231.4	$254.5	$271.8
Adjusted EBITDA margin %	15.3%	16.8%	17.8%	18.8%
The remaining target annual bonus opportunity is based on the achievement of individual objectives, consisting of an individual performance goals rating and a competencies rating. Performance is measured by the numerical scores the executive receives in the annual performance appraisal process. Based on an assessment of performance and contributions to the Company, an individual has the opportunity to earn up to 200% of the individual objective target. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
Based on the aggregation of the two components, participants may earn up to 200% of their target annual bonus opportunity. Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
The Committee believes our annual cash incentive design motivates individuals and ensures accountability. At the same time, the Committee retains broad discretion to adjust or discontinue annual cash incentives on an annual basis to accommodate changing market conditions and Company objectives. Typically, in February of each year, the Committee determines the annual cash incentive awards, if any, based upon prior-year performance. Payouts generally occur in March.
Based on actual performance at the Company level against targets in 2024, the Committee determined a payout percentage of 200% of target for the financial-based incentives.
In recognition for their contributions to the Company during 2024, and performance against their individual objectives for the year, each of our NEOs earned the maximum level of achievement under the individual objective component of the 2024 STIP.

The table below sets forth target annual bonus opportunities and annual incentive bonuses awarded to each of our NEOs under our STIP for fiscal year 2024.

Name	Target Bonus Opportunity as Percentage of Salary	Total Target Incentive	Total STIP Payment as Percentage of Total Target Incentive	Total STIP Payment
Jennifer L. Sherman	110%	$1,072,172	200%	$2,144,344
Mark D. Weber	75%	$459,503	200%	$919,005
Ian A. Hudson	70%	$346,994	200%	$693,988
Diane I. Bonina	55%	$229,460	200%	$458,920
Felix M. Boeschen	40%	$133,900	200%	$267,800
In considering the design of the STIP for fiscal year 2025, the Committee decided to use the same combination of financial and individual objectives metrics.
Long-Term Equity Incentives
We believe equity ownership plays a key role in aligning the interests of our executives with our stockholders and longer-term performance goals. Our long-term equity incentive awards are designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring.
The Committee emphasizes pay-for-performance by structuring awards to our executive officers determined in accordance with Rule 16a-1(f) (“Section 16 Officers”), with three components: PSUs, stock options and restricted stock awards.
The table below illustrates the mix of our annual equity awards that have been used since 2017:

Compensation Elements	Mix	Primary Financial Metric(s)
PSUs	50%	EPS from Continuing Operations (75%), ROIC (25%) and Relative TSR (modifier)
Stock Options	25%	Stock Price Appreciation
Restricted Stock	25%	N/A
In 2024, the Committee granted long-term equity incentive awards to each of our NEOs in the form of stock options, PSUs, and time-based restricted stock, with targeted grant-date values as specified below:

Name	PSUs	Stock Options	Restricted Stock Awards	Total Long-Term Incentive Award
Jennifer L. Sherman	$2,100,003	$1,049,958	$1,050,029	$4,199,990
Mark D. Weber	$600,038	$299,930	$300,020	$1,199,988
Ian A. Hudson	$425,030	$212,443	$212,524	$849,997
Diane I. Bonina	$250,023	$124,927	$125,029	$499,979
Felix M. Boeschen	$79,994	$39,985	$40,003	$159,982
PSUs
PSUs are earned only if the Company achieves performance targets tied to two key financial metrics — EPS from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are relevant measures because they most directly affect long-term stock price appreciation.
PSU awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards from 50% at threshold level of performance, to 100% at target level of performance, and to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.

If the Company does not achieve a threshold level of performance for each metric measured independently, no PSUs are earned and no shares are issued with respect to the corresponding percentage of the award tied to that metric.
In 2022, the Company introduced a relative TSR component to its PSUs, whereby the amount of PSUs earned based on performance against the two financial metrics may be modified by comparing the Company’s TSR performance over the multi-year performance period to that of the constituent companies of the S&P 600 Capital Goods Index. The TSR modifier will only apply if the Company’s TSR performance over the performance period is in the top or bottom quartile of the S&P 600 Capital Goods Index. If the Company’s TSR performance over the performance period is in the top quartile of the S&P 600 Capital Goods Index (“TSR Outperformance”), the financial performance payout will be increased by a factor of 20% (up to a maximum potential payout to 240% of target). Similarly, if the Company’s TSR performance over the performance period is in the bottom quartile of the S&P 600 Capital Goods Index (“TSR Underperformance”), the financial performance payout will be decreased by a factor of 20%, as illustrated in the table below:

Financial Performance Payout	TSR Underperformance (-20%)	TSR Outperformance (+20%)
50% (threshold)	40%	60%
100% (target)	80%	120%
200% (maximum)	160%	240%
This structure advances our compensation philosophy by strengthening the link between the long-term interests of our executives and stockholders.
In 2024, the Committee granted Ms. Sherman, Mr. Weber, Mr. Hudson, Ms. Bonina, and Mr. Boeschen PSUs (at target) of 24,467; 6,991; 4,952; 2,913; and 932, respectively. PSUs have a potential payout range of 0% to 240% of target, based upon (i) achieving certain performance targets during a three-year performance period ending December 31, 2026 and (ii) relative TSR compared to the S&P 600 Capital Goods Index over the performance period. These awards are subject to vesting requirements, whereby each recipient must remain employed through the end of the performance period.
For PSUs granted in fiscal year 2022, the performance period was the three-year period ended on December 31, 2024. The PSUs which vested at the end of fiscal year 2024 were the first PSUs to include the TSR modifier, first introduced in 2022, in determining actual performance. Based on the achievement against targets over the three-year performance period, 190% of shares were earned under the two performance conditions. As the Company’s TSR performance over the performance period was in the top quartile of the S&P 600 Capital Goods Index, the TSR modifier was applied and the amount of shares earned was increased by a factor of 20%, resulting in 228% of the overall target shares being earned. In the first quarter of 2025, earned shares were issued to recipients who were employed by the Company on December 31, 2024.
For PSUs granted as part of the annual incentive award in fiscal years 2023 and 2024, the performance period was also set at three years such that actual performance will be determined at the end of fiscal years 2025 and 2026, respectively.
Stock Options
Stock options have value only if our share price appreciates over the grant date stock price, and stock options vest ratably over a three-year period measured from the date of grant and typically expire 10 years from the date of grant.
In 2024, the Committee granted Ms. Sherman, Mr. Weber, Mr. Hudson, Ms. Bonina, and Mr. Boeschen options to purchase 35,896; 10,254; 7,263; 4,271; and 1,367 shares of our common stock, respectively, at an exercise price of $82.31 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date, subject to continued employment.
In accordance with Item 402(x) of Regulation S-K, the Company is providing information regarding its procedures related to the grant of stock options close in time to the release of material non-public information. Equity incentive awards are granted under the 2015 Executive Incentive Compensation Plan, as amended, which is administered by the Committee. Although the Committee does not have a formal policy that requires it to grant stock options on specific dates, the Committee has adopted a practice with respect to the grant of stock options that generally prohibits the grant of stock options to NEOs during closed quarterly trading windows (as determined in accordance with the Company’s insider trading policy).

Since 2021, the Company’s annual long-term equity incentive grant date has been the second business day following the issuance of the Company's first quarter results.
During 2024, the Company granted stock options to our NEOs, other officers, and other employees on May 2, 2024, which was two business days following the filing of its Quarterly Report on Form 10-Q and its related first quarter financial results press release. May 2, 2024 was also the date on which the Company granted other equity awards to our NEOs, other officers, and other employees. A small number of stock options were granted to other employees on various other dates in 2024.
Stock option grants made to NEOs must be approved by the Committee. The Committee does not take material non-public information into account when determining the timing of stock option grants, nor do they time the disclosure of material non-public information for the purpose of impacting the value of executive compensation.
The Company’s insider trading policy also prohibits directors, officers and employees from trading in the Company’s common stock while in possession of, or on the basis of, material non-public information about the Company.
During 2024, there were no equity awards to any NEO within four business days preceding or one business day after the filing of any report of Forms 10-K, 10-Q, or 8-K that disclosed material nonpublic information.
Restricted Stock
Restricted stock awards cliff vest three years from the grant date.
In 2024, the Committee granted Ms. Sherman, Mr. Weber, Mr. Hudson, Ms. Bonina, and Mr. Boeschen restricted stock awards of 12,757; 3,645; 2,582; 1,519; and 486, respectively. All restricted stock awards granted to Ms. Sherman, Mr. Weber, Mr. Hudson, Ms. Bonina, and Mr. Boeschen in 2024 vest in full on the third anniversary of the grant date, subject to continued employment.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award time-based restricted stock awards or units to certain executives, new hires, executives being promoted, and international employees in particular, in substitution for or in addition to one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific executive and country at issue.
Clawback Policy
Our Board has adopted a Clawback Policy in compliance with Rule 10D-1 under the Exchange Act and certain related NYSE Listing Standards. The Clawback Policy requires the Company to recover excess incentive-based compensation made to current and former Section 16 Officers that is granted, earned or vested based upon the attainment of a financial reporting measure in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws. Incentive-based compensation subject to the Clawback Policy includes STIP payments and certain of our long-term equity incentives. The Committee may, in its discretion, elect to apply the Clawback Policy to additional employees of the Company. The Clawback Policy is filed as an exhibit to our most recent Annual Report on Form 10-K.
Executive Stock Ownership Guidelines
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Guidelines”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Guidelines. We believe executive equity ownership plays a crucial role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements for Company executives. Target ownership is expressed as a multiple of the executive officer’s current base salary (the total stock value of the participant’s holdings must equal or exceed the specified target value) and is measured annually.

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary

Executive officers are required to hold, and are not permitted to sell, shares of Company stock prior to achieving their target ownership levels and must maintain their target ownership levels thereafter. Sales of Company stock held in the Retirement Savings Plan are excluded from this restriction. All stock owned outright by the executive (or by an immediate family member), unvested restricted stock, earned PSUs, and shares owned in the Retirement Savings Plan are counted towards satisfaction of the ownership requirements. Outstanding stock options (unvested and vested) and unearned PSUs do not count towards satfisfaction of the ownership requirements.
Except in limited situations, executives are not permitted to sell shares prior to achieving their ownership target. However, an executive may tender shares to: (i) satisfy withholding taxes upon the vesting of restricted stock awards, restricted stock units, PSUs, or the net-settled exercise of stock options, to the extent permitted under applicable law and any terms and conditions applicable to such award; or (ii) pay the exercise price upon the net-settled exercise of stock options.
After an executive officer has met their target ownership requirement, they are required to retain at least 50% of all vested shares acquired pursuant to any equity award granted by the Company (whether by option exercise, stock award, or vesting of restricted stock, PSUs, or otherwise) for two years from the date of vesting (in the case of restricted stock awards, restricted stock units, or PSUs), or for two years from the date of grant (in the case of stock options).
Because of our pre- and post-target holding requirements, there is no minimum time to reach target ownership level. As of December 31, 2024, the earned equity holdings of Ms. Sherman, Mr. Weber, Mr. Hudson and Ms. Bonina exceeded our target ownership levels. Mr. Boeschen joined the Company in September 2023 and is making progress towards achieving his target ownership level.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Additional Information about Director Compensation” under the heading “Director Stock Ownership Guidelines.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our published Insider Trading Policy, we prohibit directors, officers, employees and certain of their family members and other individuals from, among other things: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, officers and other “insiders” are also prohibited during certain blackout periods.
Per our Insider Trading Policy, we also prohibit all directors, officers and employees from engaging in certain speculative trading activities with regard to Company stock, including but not limited to hedging Company stock, selling Company stock “short,” holding Company securities in a margin account, pledging Company stock, and buying or selling puts or calls or other derivative securities related to Company stock. The Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards.
Our Insider Trading Policy is published on our website at www.federalsignal.com, and is filed as an exhibit to our most recent Annual Report on Form 10-K.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
The majority of our U.S. employees, including all of our NEOs, participate in our Retirement Savings Plan, a qualified, 401(k) defined contribution plan. The Retirement Savings Plan includes both a matching component and an additional service-based Company contribution, providing an opportunity for enhanced benefits. Effective beginning January 1, 2018, eligible employees receive a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. In addition, the Company makes an annual contribution of between 0.5% and 3%, depending on a participant’s years of service. The service-based contribution may be made to the Retirement Savings Plan or the Company’s Savings Restoration Plan.

For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the Retirement Savings Plan. All of our NEOs participated in the Savings Restoration Plan during 2024.

Certain employees, including one of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan on December 31, 2006 and wage increases froze on December 31, 2016. Accordingly, the plan is considered to be fully frozen.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.
Matching Gifts
We match donations made by an employee or director to eligible charitable organizations, up to a total of $3,000 per employee or director per year. The Company’s aggregate matching contribution is capped at $100,000 per year.
Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:
•airline club memberships;
•auto allowances;
•life insurance;
•executive physicals; and
•identity theft protection subscriptions.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2024.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:
•Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and
•Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity-based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity-based awards).
This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid
The Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements around tax deductibility, to achieve its goal to provide compensation programs that are consistent with its executive compensation philosophy.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
Eugene J. Lowe, III
Bill Owens
John L. Workman
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued by our NEOs during the last three fiscal years, except with respect to Mr. Boeschen, who was not an NEO in 2023 or 2022.
Summary Compensation Table for Fiscal Years 2022 through 2024

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Jennifer L. Sherman, President and CEO	2024	$969,970	$—	$3,150,032	$1,049,958	$2,144,344	$2,383	$264,504	$7,581,191
	2023	$941,719	$—	$2,699,979	$900,009	$2,081,889	$36,920	$209,163	$6,869,679
	2022	$911,458	$—	$2,399,975	$800,024	$1,382,535	$—	$157,839	$5,651,831
Mark D. Weber, Senior Vice President and COO	2024	$609,696	$—	$900,058	$299,930	$919,005	$—	$141,575	$2,870,264
	2023	$591,937	$—	$899,959	$300,038	$892,238	$—	$114,088	$2,798,260
	2022	$572,917	$—	$749,976	$250,019	$553,014	$—	$93,510	$2,219,436
Ian A. Hudson, Senior Vice President and CFO	2024	$493,299	$—	$637,554	$212,443	$693,988	$—	$95,412	$2,132,696
	2023	$478,931	$—	$581,235	$193,758	$673,775	$—	$80,453	$2,008,152
	2022	$463,542	$—	$543,723	$181,270	$415,479	$—	$67,769	$1,671,783
Diane I. Bonina, Vice President and General Counsel	2024	$409,750	$—	$375,052	$124,927	$458,920	$—	$63,045	$1,431,694
	2023	$367,917	$—	$337,501	$112,488	$372,500	$—	$35,766	$1,226,172
	2022	$275,779	$—	$368,737	$106,252	$174,984	$—	$19,348	$945,100
Felix M. Boeschen, Vice President, Corporate Strategy and Investor Relations	2024	$333,125	$—	$119,997	$39,985	$267,800	$—	$27,490	$788,397
(1)Includes amounts deferred into the Retirement Savings Plan and the Federal Signal Corporation Savings Restoration Plan (the “Savings Restoration Plan”), a non-qualified deferred compensation plan. In 2024, our NEOs contributed the following amounts to the Retirement Savings Plan: Ms. Sherman, $23,000; Mr. Weber, $30,500; Mr. Hudson, $23,000; Ms. Bonina, $23,000; and Mr. Boeschen, $23,000. Information relating to our NEOs’ deferrals into the Savings Restoration Plan is detailed within “Post-Retirement Benefits” below.
(2)The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and PSUs, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Restricted stock awards granted in March 2022, May 2022, May 2023 and May 2024 were valued at the closing price of our common stock on the grant date, resulting in a grant date fair value of each restricted stock award of $33.71, $35.80, $51.81 and $82.31, respectively. A Monte-Carlo simulation model was used to estimate the fair value of PSUs granted in 2022, 2023 and 2024, resulting in a grant date fair value of each PSU of $37.41, $54.13 and $85.83, respectively. The PSU awards granted in 2022, 2023, and 2024 each utilized an EPS metric weighted at 75% and an ROIC metric weighted at 25%, over a three-year performance period. In 2022, the Company introduced a TSR component to its PSUs, whereby the amount of PSUs earned may be increased or decreased by a factor of 20% (i.e., for a maximum potential payout to 240% of target), based on the Company’s TSR performance compared to the S&P 600 Capital Goods Index over a multi-year performance period. The TSR modifier will only apply if the Company’s TSR performance over the performance period is in the top or bottom quartile of the S&P 600 Capital Goods Index. For the PSUs granted in fiscal year 2022, the performance period was the three-year period ending on December 31, 2024. Based on actual results over the performance period, shares were earned at 228% of target. In the first quarter of 2025, earned shares were issued to recipients who were employed by the Company on December 31, 2024.
(3)The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the sections titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” and “Compensation Discussion and Analysis — Setting Actual Compensation for Our

NEOs.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated fair value of $29.25 for each option granted on May 2, 2024; $17.44 for each option granted on May 4, 2023; and $12.64 for each option granted on May 4, 2022. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 15 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 26, 2025.
(4)Reflects annual cash incentive payments for the year ended December 31, 2024. For a description of these incentive awards, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives”. Includes the following amounts which NEOs elected to defer into the Retirement Savings Plan and Savings Restoration Plan upon receiving the cash payout in 2025:

	Deferred into Retirement Savings Plan	Deferred into Savings Restoration Plan
Jennifer L. Sherman	$—	$471,756
Mark D. Weber	$18,159	$64,330
Ian A. Hudson	$16,113	$48,579
Diane I. Bonina	$13,107	$36,714
Felix M. Boeschen	$17,865	$24,102
(5)Reflects the actuarial increase in the present value of NEO benefits under all pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for Ms. Sherman, the only NEO who participates in the Company’s pension plan, increased by $2,383 in 2024. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings or losses on externally managed investments of employees participating in the Retirement Savings Plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.
(6)All other compensation in fiscal year 2024 includes the following aggregate perquisites and other items:

All Other Compensation	Jennifer L. Sherman	Mark D. Weber	Ian A. Hudson	Diane I. Bonina	Felix M. Boeschen
Auto Allowance	$13,800	$11,400	$11,400	$9,000	$9,000
Retirement Savings Plan Contributions	$4,732	$13,800	$13,800	$13,800	$10,250
Savings Restoration Plan Contributions	$213,299	$106,759	$63,817	$33,350	$7,558
Dividend income (a)	$25,686	$8,038	$5,644	$3,724	$175
Matching gifts (b)	$3,000	$—	$—	$2,500	$—
Other items (c)	$3,987	$1,578	$751	$671	$507
Total	$264,504	$141,575	$95,412	$63,045	$27,490
(a)    Represents dividend income on unvested restricted stock.
(b)    Represents the Company’s match on donations made by NEOs to eligible charitable organizations during 2024.
(c)    For Ms. Sherman, amounts include $1,350 for airline club memberships, $319 for identity theft protection subscriptions, $1,248 for life insurance premium payments, and a gift to recognize her 30-year work anniversary with the Company. For Mr. Weber, amounts include $650 for airline club memberships and $928 for life insurance premium payments. For Ms. Bonina, amounts include $90 for identity theft protection subscriptions and $581 for life insurance premium payments. For Mr. Hudson and Mr. Boeschen, amounts stated are for life insurance premium payments.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2024.
Grants of Plan-Based Awards in Fiscal Year 2024

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Sherman		$353,817	$1,072,172	$2,144,344	—	—	—	—	—	—	$—
	5/2/24	—	—	—	9,787	24,467	58,721	—	—	—	$2,100,003
	5/2/24	—	—	—	—	—	—	12,757	—	—	$1,050,029
	5/2/24	—	—	—	—	—	—	—	35,896	$82.31	$1,049,958
Mark D. Weber		$151,636	$459,503	$919,005	—	—	—	—	—	—	$—
	5/2/24	—	—	—	2,796	6,991	16,778	—	—	—	$600,038
	5/2/24	—	—	—	—	—	—	3,645	—	—	$300,020
	5/2/24	—	—	—	—	—	—	—	10,254	$82.31	$299,930
Ian A. Hudson		$114,508	$346,994	$693,988	—	—	—	—	—	—	$—
	5/2/24	—	—	—	1,981	4,952	11,885	—	—	—	$425,030
	5/2/24	—	—	—	—	—	—	2,582	—	—	$212,524
	5/2/24	—	—	—	—	—	—	—	7,263	$82.31	$212,443
Diane I. Bonina		$75,722	$229,460	$458,920	—	—	—	—	—	—	$—
	5/2/24	—	—	—	1,165	2,913	6,991	—	—	—	$250,023
	5/2/24	—	—	—	—	—	—	1,519	—	—	$125,029
	5/2/24	—	—	—	—	—	—	—	4,271	$82.31	$124,927
Felix M. Boeschen		$44,187	$133,900	$267,800	—	—	—	—	—	$—	$—
	5/2/24	—	—	—	373	932	2,237	—	—	$—	$79,994
	5/2/24	—	—	—	—	—	—	486	—	$—	$40,003
	5/2/24	—	—	—	—	—	—	—	1,367	$82.31	$39,985
(1)See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.”
(2)These columns include information regarding PSUs. In 2022, the Company introduced a TSR component to its PSUs, whereby the amount of PSUs earned may be modified based on the Company’s TSR performance compared to the S&P 600 Capital Goods Index over a multi-year performance period. The TSR modifier will only apply if the Company’s TSR performance over the performance period is in the top or bottom quartile of the S&P 600 Capital Goods Index. The “Threshold” column represents the minimum amount payable when threshold financial performance is met, adjusted for TSR Underperformance (50% of PSUs granted would be earned, reduced by a factor of 20%). If performance is below the threshold financial performance, no units are earned. The “Target” column represents the amount payable if actual financial performance is equal to target (100% of PSUs granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual financial performance is equal to or greater than maximum, adjusted for TSR Outperformance (200% of PSUs granted would be earned, increased by a factor of 20%). For fiscal year 2024, the financial performance metrics were EPS from continuing operations weighted at 75% and ROIC weighted at 25%, measured over a three-year performance period. The performance period ends on December 31, 2026. Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 240% as determined by the performance against the applicable financial metrics, and application of the TSR modifier.
(3)The grant date fair values are determined in accordance with ASC 718. The fair value of restricted stock awards granted on May 2, 2024 was based on the closing price of our common stock on the grant date, resulting in a grant date fair value of each restricted stock award of $82.31. A Monte-Carlo simulation model was used to estimate the fair value of PSUs granted on May 2, 2024, resulting in a grant date fair value of each PSU of $85.83. The Black-Scholes model was used to estimate the fair value of stock options, resulting in a grant date fair value of $29.25 for each stock option granted on May 2, 2024.

Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Sherman.
In order to calculate the CEO Pay Ratio for the year ended December 31, 2024, we identified our median employee using the following methodology and material assumptions, adjustments, and estimates:
•We selected December 31, 2023 as our identification date for determining the median of the total annual compensation of all employees because it enabled us to make such identification in a reasonably efficient and economic manner. As of that date, we employed or retained approximately 4,500 individuals. This population consisted of our full-time employees, part-time employees and contractors. In identifying our median employee, we included 3,700 employees in the United States and 800 employees located outside of the United States. Consistent with applicable guidance, we excluded contractors from our analysis.
•We used a consistently applied compensation measure, comparing the amount of salary or wages, and bonuses as compiled from our payroll records and other internal records. We identified our median employee by consistently applying this compensation measure to all employees included in our employee population base. Such person’s compensation was calculated in accordance with the Summary Compensation Table guidelines.
During 2024, there was not a significant change in the Company’s employee population or compensation arrangements, or in our median employee’s circumstances that the Company reasonably believes would significantly affect its pay ratio disclosure. As a result, the Company is continuing to use the same median employee for 2024 as used for 2023. On this basis, the Company has recalculated the total annual compensation of our median employee and the CEO pay ratio for the year ended December 31, 2024:
•The median of the total annual compensation of all employees of our Company (other than our CEO) was reasonably estimated to be $75,480;
•The total annual compensation of our CEO, as reported in the “Summary Compensation Table” included in the section titled “Executive Compensation”, was $7,581,191; and
•Based on this information, the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 100 to 1.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information to provide a comparison of summary compensation and compensation actually paid to Ms. Sherman, our CEO and Principal Executive Officer (“PEO”), and the average of such measures for our other NEOs.

					Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for non-PEO NEOs (2)	Average Compensation Actually Paid to non-PEO NEOs (2) (3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income (5) (in millions)	Adjusted income before income taxes (in millions)
2024	$7,581,191	$15,672,266	$1,805,763	$3,159,189	$299	$226	$216.3	$271.8
2023	$6,869,679	$15,037,969	$1,694,608	$3,120,837	$247	$192	$157.4	$204.9
2022	$5,651,831	$7,494,328	$1,380,407	$1,714,048	$148	$139	$120.4	$150.5
2021	$4,672,213	$7,323,731	$1,158,235	$1,611,497	$137	$145	$100.6	$128.0
2020	$4,691,321	$4,524,136	$1,213,433	$1,238,947	$104	$116	$96.2	$133.3

(1)The following summarizes the amounts deducted from and added to the Summary Compensation Table total for Ms. Sherman, the Company’s PEO, to arrive at Compensation Actually Paid to PEO:

	2024	2023	2022	2021	2020
Summary Compensation Table Total	$7,581,191	$6,869,679	$5,651,831	$4,672,213	$4,691,321
Amounts reported in the Summary Compensation Table as Stock Awards and Option Awards granted during the applicable year which are based on grant date fair values	$(4,199,990)	$(3,599,988)	$(3,199,999)	$(2,899,994)	$(2,550,000)
Fair value as of the end of the applicable year of equity awards granted during the applicable year which remain outstanding and unvested as of the end of the applicable year (6)	$4,798,063	$5,996,940	$4,575,494	$2,917,931	$3,187,422
Change in fair value during the applicable year of awards granted in prior years that remain outstanding and unvested as of the end of the applicable year (6)	$1,903,037	$4,353,841	$438,214	$1,522,577	$43,953
Change in fair value from the end of the prior applicable year to the vesting date for awards granted in prior years that vested during the applicable year (6)	$5,592,348	$1,454,417	$28,788	$1,111,004	$(761,218)
Aggregate change in actuarial present value of accumulated defined pension benefit	$(2,383)	$(36,920)	$—	$—	$(87,342)
Compensation Actually Paid Total	$15,672,266	$15,037,969	$7,494,328	$7,323,731	$4,524,136
(2)The Company’s non-PEO NEOs for 2024 were Mr. Weber, Mr. Hudson, Ms. Bonina and Mr. Boeschen. The Company’s non-PEO NEOs for 2023 and 2022 were Mr. Weber, Mr. Hudson, Ms. Bonina and Lauren B. Elting (who served as Vice President, Chief Accounting Officer and Corporate Controller during 2023, 2022, and 2021). For 2021, the Company’s non-PEO NEOs were Mr. Weber, Mr. Hudson, Daniel A. DuPré (Ms. Bonina’s predecessor as Vice President and General Counsel) and Ms. Elting. For 2020, the Company’s non-PEO NEOs were Mr. Weber, Mr. Hudson, Mr. DuPré and Svetlana Vinokur (who served as Vice President, Treasurer and Corporate Development during 2020).
(3)The following summarizes the amounts deducted from and added to the Average Summary Compensation Table total for our non-PEO NEOs to arrive at Average Compensation Actually Paid to non-PEO NEOs:

	2024	2023	2022	2021	2020
Summary Compensation Table Total	$1,805,763	$1,694,608	$1,380,407	$1,158,235	$1,213,433
Amounts reported in the Summary Compensation Table as Stock Awards and Option Awards granted during the applicable year which are based on grant date fair values	$(677,486)	$(651,244)	$(606,243)	$(520,989)	$(494,996)
Fair value as of the end of the applicable year of equity awards granted during the applicable year which remain outstanding and unvested as of the end of the applicable year (6)	$773,957	$1,084,865	$863,724	$524,212	$618,729
Change in fair value during the applicable year of awards granted in prior years that remain outstanding and unvested as of the end of the applicable year (6)	$325,991	$761,118	$64,775	$269,604	$7,410
Change in fair value from the end of the prior applicable year to the vesting date for awards granted in prior years that vested during the applicable year (6)	$930,964	$231,490	$11,385	$180,435	$(105,629)
Compensation Actually Paid Total	$3,159,189	$3,120,837	$1,714,048	$1,611,497	$1,238,947
(4)This peer group represents the S&P 600 Capital Goods Index.
(5)Although Net income and the relationship between Net income and compensation actually paid are disclosed herein, we do not use Net income as a financial-based metric in determining compensation levels or incentive plan payouts.
(6)In recomputing the fair value of equity awards, the Company used the same methodology as that which was used to initially determine fair value for financial reporting purposes. The fair value of stock options was determined using a Black-Scholes option pricing model. The fair value of PSUs was determined using either the Company’s closing stock price as of the applicable date, or a Monte Carlo simulation model, as applicable. The fair value of restricted stock was determined using the Company’s closing stock price as of the applicable date. The primary driver of the current-year increase in fair value of outstanding equity awards from the amounts initially reported in the Summary Compensation Table was the increase in the Company’s stock price. The primary drivers of the current-year increase in fair value of equity awards that vested during 2024 were the increase in the Company’s stock price and the effects of the 2022 PSUs, which vested on December 31, 2024, being earned at 228% of target.

The Company considers the following performance metrics to be the most important in linking compensation actually paid during fiscal year 2024 to company performance:

Adjusted income before income taxes*	Used as a key financial metric in the Company’s STIP program for 2024 (representing 60% of each NEOs’ total bonus opportunity); calculated by taking GAAP income before income taxes and adjusting for any unusual or nonrecurring items that were not contemplated in the annual target setting process (i.e., acquisition and integration-related expenses, net, pension settlement charges, and purchase accounting effects in 2024).
Adjusted EBITDA margin*	Used as a key financial metric in the Company’s STIP program for 2024 (representing 20% of each NEOs’ total bonus opportunity); calculated by taking the sum of GAAP net income, interest expense, depreciation and amortization expense, other income/expense, income tax expense/benefit and any unusual or nonrecurring items that were not contemplated in the annual target setting process (i.e., acquisition and integration-related expenses, net, pension settlement charges, and purchase accounting effects in 2024), and dividing the total by net sales for the applicable period. Important metric when communicating with investors and other key stakeholders.
Adjusted earnings per share (“EPS”)*	Calculated by taking GAAP net income, adjusted for any unusual or nonrecurring items that were not contemplated in the annual target setting process (i.e., acquisition and integration-related expenses, net, pension settlement charges, purchase accounting effects, and certain special tax items in 2024), and dividing the total by the weighted average diluted shares outstanding for the applicable period. Used as a key financial metric in NEOs’ LTIP awards, where 75% of the financial target is based on cumulative EPS over the applicable three-year performance period.
Return on invested capital (“ROIC”)*	Calculated as net operating profit after taxes, divided by total invested capital for the applicable period. Used as a key financial metric in NEOs’ LTIP awards, where 25% of the financial target is based on average ROIC over the applicable three-year performance period.
*Financial metric (non-GAAP measure)
Narrative Discussion of Pay Versus Performance for fiscal year 2024
•For the year ended December 31, 2024, the Company generated adjusted income before income taxes of $271.8 million, which was $40.4 million, or 17%, ahead of the target for the year set for annual cash-based incentive purposes, and $17.3 million, or 7%, above the maximum payout level. On a year-over-year basis, the adjusted income before income taxes generated by the Company was up $66.9 million, or 33%. As a result, each of our NEOs earned 200% of target under the Earnings component of the 2024 STIP.
•For the year ended December 31, 2024, the Company generated an adjusted EBITDA margin of 18.8%, which was 200 basis points ahead of the target for the year set for annual cash-based incentive purposes, and 100 basis points above the 17.8% required to achieve the maximum payout level. On a year-over-year basis, the adjusted EBITDA margin generated by the Company was up 220 basis points. As a result, each of our NEOs earned 200% of target under the EBITDA margin component of the 2024 STIP.
•In recognition for their contributions to the Company during 2024, and performance against their individual objectives for the year, each of our NEOs earned the maximum level of achievement under the individual objective component of the 2024 STIP.
•On an enterprise level, consistent with our pay-for-performance philosophy, we set aggressive performance metrics for performance awards. Since 2022, PSUs awarded to our NEOs have included a TSR modifier to align with the interests of stockholders. For PSUs granted in fiscal year 2022, the performance period was the three-year period ended on December 31, 2024. Based on the achievement against targets over the three-year performance period, 190% of shares were earned under the two performance conditions. As the Company’s TSR performance over the performance period was in the top quartile of the S&P 600 Capital Goods Index, the TSR modifier was applied and the amount of shares earned was increased by a factor of 20%, resulting in 228% of the overall target shares being earned.

•The following graph compares the cumulative total return to stockholders of the Company’s common stock relative to the cumulative total return of the S&P 600 Capital Goods Index over the five-year period from 2020 to 2024. The graph assumes that the value of the investment in the Company’s common stock, and in each index, was $100 on December 31, 2019 and assumes reinvestment of all dividends through December 31, 2024:

$300
$275
$250
$225
$200
$175
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$100
$75
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$0
Value of $100 invested on December 31, 2019
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Compensation Actually Paid (in $ millions)
2019
2020
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2022
2023
2024
PEO compensation actually paid
Non-PEO average compensation actually paid
Federal Signal Corporation
S&P 600 Capital Goods Index

•Over the five-year period from 2020 to 2024, compensation actually paid to our PEO and the average compensation paid to non-PEO NEOs have generally aligned with the changes in our key financial performance metrics, as indicated in the graph below:

Financial Performance Metrics (in $ millions)
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
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$60
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$0
Compensation Actually Paid (in $ millions)
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2020
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PEO compensation actually paid
Non-PEO average compensation actually paid
Adjusted income before income taxes
Net income

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2024.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)	Market Value of Unvested Shares or Units of Stock (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (4) (6)
Jennifer L. Sherman	4/10/15	12,935	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	59,242	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	66,338	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	74,966	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	67,806	—	—	$27.29	5/6/29	—	$—	—	$—
	5/8/20	81,210	—	—	$27.80	5/8/30	—	$—	—	$—
	5/6/21	53,507	—	—	$42.86	5/6/31	—	$—	—	$—
	5/4/22	42,195	21,098	—	$35.80	5/4/32	—	$—	—	$—
	5/4/22	—	—	—	—	—	22,346	$2,064,547	—	$—
	5/4/23	17,202	34,404	—	$51.81	5/4/33	—	$—	—	$—
	5/4/23	—	—	—	—	—	17,370	$1,604,814	—	$—
	5/4/23	—	—	—	—	—	—	$—	79,810	$7,373,609
	5/2/24	—	35,896	—	$82.31	5/2/34	—	$—	—	$—
	5/2/24	—	—	—	—	—	12,757	$1,178,619	—	$—
	5/2/24	—	—	—	—	—	—	$—	58,721	$5,425,215
Mark D. Weber	5/8/20	2,546	—	—	$27.80	5/8/30	—	$—	—	$—
	5/6/21	15,682	—	—	$42.86	5/6/31	—	$—	—	$—
	5/4/22	13,187	6,593	—	$35.80	5/4/32	—	$—	—	$—
	5/4/22	—	—	—	—	—	6,983	$645,159	—	$—
	5/4/23	5,735	11,469	—	$51.81	5/4/33	—	$—	—	$—
	5/4/23	—	—	—	—	—	5,789	$534,846	—	$—
	5/4/23	—	—	—	—	—	—	$—	26,604	$2,457,944
	5/2/24	—	10,254	—	$82.31	5/2/34	—	$—	—	$—
	5/2/24	—	—	—	—	—	3,645	$336,762	—	$—
	5/2/24	—	—	—	—	—	—	$—	16,778	$1,550,156
Ian A. Hudson	5/8/20	2,838	—	—	$27.80	5/8/30	—	$—	—	$—
	5/6/21	12,915	—	—	$42.86	5/6/31	—	$—	—	$—
	5/4/22	9,561	4,780	—	$35.80	5/4/32	—	$—	—	$—
	5/4/22	—	—	—	—	—	5,062	$467,678	—	$—
	5/4/23	3,704	7,406	—	$51.81	5/4/33	—	$—	—	$—
	5/4/23	—	—	—	—	—	3,739	$345,446	—	$—
	5/4/23	—	—	—	—	—	—	$—	17,182	$1,587,408
	5/2/24	—	7,263	—	$82.31	5/2/34	—	$—	—	$—
	5/2/24	—	—	—	—	—	2,582	$238,551	—	$—
	5/2/24	—	—	—	—	—	—	$—	11,885	$1,098,037
Diane I. Bonina	3/15/22	—	—	—	—	—	1,483	$137,014	—	$—
	5/4/22	5,604	2,802	—	$35.80	5/4/32	—	$—	—	$—
	5/4/22	—	—	—	—	—	2,967	$274,121	—	$—
	5/4/23	2,150	4,300	—	$51.81	5/4/33	—	$—	—	$—
	5/4/23	—	—	—	—	—	2,170	$200,486	—	$—
	5/4/23	—	—	—	—	—	—	$—	9,979	$921,978
	5/2/24	—	4,271	—	$82.31	5/2/34	—	$—	—	$—
	5/2/24	—	—	—	—	—	1,519	$140,340	—	$—
	5/2/24	—	—	—	—	—	—	$—	6,991	$645,917

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)	Market Value of Unvested Shares or Units of Stock (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (4) (6)
Felix M. Boeschen	5/2/24	—	1,367	—	$82.31	5/2/34	—	$—	—	$—
	5/2/24	—	—	—	—	—	486	$44,902	—	$—
	5/2/24	—	—	—	—	—	—	$—	2,237	$206,658
(1)Stock options vest ratably (i.e., one-third annually) over three years from the grant date.
(2)We use the closing price for our common stock, as reported by the NYSE, on the grant date to determine the exercise price of stock options.
(3)All restricted stock awards granted to Ms. Sherman, Mr. Weber, Mr. Hudson, Ms. Bonina, and Mr. Boeschen in 2024 that are reflected in this column vest in full on the third anniversary of the grant date, subject to continued employment.
(4)Based on the closing price of our common stock on December 31, 2024 (the last trading date of 2024) of $92.39 per share.
(5)The PSUs granted on May 4, 2023 and May 2, 2024 are earned only if the threshold is met for the applicable performance period. Any earned shares vest at the end of the performance period.
(6)Amounts reflected in these columns assume PSUs are earned at the maximum performance level (240% of target).
Option Exercises and Stock Vested in Fiscal Year 2024
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Jennifer L. Sherman	—	$—	114,428	$10,433,469
Mark D. Weber	—	$—	35,430	$3,232,772
Ian A. Hudson	—	$—	26,176	$2,384,961
Diane I. Bonina	—	$—	12,952	$1,196,635
Felix M. Boeschen	—	$—	—	$—
(1)These columns relate to shares that vested on December 31, 2024 pursuant to PSUs granted in fiscal year 2022, and were earned at 228% of target, and shares that vested in fiscal year 2024 pursuant to restricted stock awards granted in fiscal year 2021.
(2)For the PSUs which vested on December 31, 2024, the value realized on vesting shown in the table above uses the closing price of our common stock on the vesting date ($92.39 per share). The closing price of our common stock on February 27, 2025, the date that the related shares were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, was $81.67 per share.

Post-Retirement Benefits
Pension Benefits Table for Fiscal Year 2024
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2023
Jennifer L. Sherman	FSC Retirement Plan	11.00	$388,788	$—
Mark D. Weber	—	—	—	—
Ian A. Hudson	—	—	—	—
Diane I. Bonina	—	—	—	—
Felix M. Boeschen	—	—	—	—
(1)The FSC Retirement Plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.
The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman is the only NEO who participates in this defined benefit retirement plan. The annual pension earned is equal to 50% of average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, multiplied by the number of years of credited service (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the “Summary Compensation Table” included in the section titled “Executive Compensation”. Ms. Sherman is eligible to retire under this plan at age 55, after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2024
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Savings Restoration Plan. The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007.
Savings Restoration Plan

Name	Executive Contributions in 2024 (1)	Registrant Contributions in 2024 (2)	Aggregate Earnings (Losses) in 2024 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End
Jennifer L. Sherman	$585,952	$213,299	$1,135,607	$—	$9,434,298
Mark D. Weber	$87,486	$106,759	$94,099	$—	$1,088,062
Ian A. Hudson	$74,635	$63,817	$102,146	$—	$1,141,275
Diane I. Bonina	$100,923	$33,350	$7,358	$—	$216,581
Felix M. Boeschen	$12,615	$7,558	$(82)	$—	$20,091
(1)Includes amounts deferred from 2024 salary, as disclosed in the “Salary” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”, in addition to amounts of annual cash incentive payments for the year ended December 31, 2023 which NEOs elected to defer into the Savings Restoration Plan upon receiving the cash payout in 2024, as outlined in the following table:

	2024 Salary	2023 Non-Equity Incentive Plan Compensation	Total
Jennifer L. Sherman	$190,393	$395,559	$585,952
Mark D. Weber	$33,952	$53,534	$87,486
Ian A. Hudson	$27,471	$47,164	$74,635
Diane I. Bonina	$26,423	$74,500	$100,923
Felix M. Boeschen	$12,615	$—	$12,615
(2)Amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.
(3)Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the “Summary Compensation Table” included in the section titled “Executive Compensation”.
The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, the Retirement Savings Plan, but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.
Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2024. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are generally conditioned upon an NEO’s compliance with the following:
•Execution of a general release;
•Non-disclosure of confidential information to a third party;
•Non-competition with our Company for 12 months; and
•Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
We have limited the group of employees eligible to participate in the Executive General Severance Plan, requiring that eligible employees must have been employed for at least a one-year service period, with certain limited grandfathered exceptions. The Compensation and Benefits Committee may, in its sole discretion, waive all such limitations and eligibility requirements.

Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO as of December 31, 2024, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:
•Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;
•Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;
•For Tier I, II and III executives, continuation of health and welfare benefits for up to 12, 9 or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code); and
•Right to exercise vested options within three months from date of termination (unvested options, PSUs, restricted stock awards and restricted stock units are forfeited).
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement
Upon retirement, payments to NEOs include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:
•The right to exercise vested options until the earlier of the expiration date or up to five years from date of termination; and
•Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:
•Accrued and unpaid base salary through the date of termination of employment;
•Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;
•Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;
•Immediate vesting of PSUs, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment; and
•Pro-rata payment of STIP at target for the current performance period.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.

Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Executive Incentive Compensation Plan, as amended, provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control.” Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:
•Payment of any accrued and unpaid salary through the date of termination and pro-rated annual cash incentive bonus target;
•A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;
•A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;
•Immediate vesting and lapse of restrictions on all equity-based long-term incentives;
•Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and
•Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.
Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:
•Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;
•Replacement of the majority of the directors during any period of 24 consecutive months;
•Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;
•Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of the Executive Change-in-Control Severance Agreements to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by each NEO.
Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreements by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination or change-in-control events. The assumptions used in preparation of these tables are as set forth below:
•We assumed the executive was in his or her role as of December 31, 2024;
•We assumed the executive’s termination date was December 31, 2024;
•When applicable, we used the closing price of our common stock on December 31, 2024 (the last trading date of 2024), which was $92.39; and
•When applicable, we assumed the executives were subject to a 37% federal tax rate, 4.95% state tax rate, 1.45% Medicare tax rate, and an additional 0.9% Medicare tax.
President and CEO — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason (2)
Severance Compensation	$2,046,874	$—	$—	$—	$—	$6,140,622
Pro-Rata Bonus	$1,072,172	$1,072,172	$1,072,172	$—	$—	$1,072,172
Stock Options	$—	$2,951,882	$2,951,882	$—	$2,951,882	$2,951,882
Restricted Stock	$—	$4,847,980	$4,847,980	$—	$4,847,980	$4,847,980
Performance Shares	$—	$2,801,727	$2,801,727	$—	$5,332,843	$5,332,843
Life Insurance	$1,248	$—	$—	$—	$—	$1,248
Medical Benefits	$21,995	$—	$—	$—	$—	$65,985
Dental Benefits	$267	$—	$—	$—	$—	$267
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$3,142,556	$11,673,761	$11,673,761	$—	$13,132,705	$20,412,999
(1)Ms. Sherman’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 3.00 times the sum of her base salary and her bonus at target.
(2)Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. As of December 31, 2024, based on the assumptions noted above, Ms. Sherman would not be subject to excise tax. As a result, there would be no gross-up. In future years, Ms. Sherman may be subject to excise tax, depending on facts and circumstances at the applicable time, in which case a gross up payment would apply.
Senior Vice President and COO — Mark D. Weber (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (2)	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$—	$—	$—	$—	$—	$3,205,796
Pro-Rata Bonus	$—	$459,503	$459,503	$—	$—	$459,503
Stock Options	$—	$941,870	$941,870	$—	$941,870	$941,870
Restricted Stock	$—	$1,516,767	$1,516,767	$—	$1,516,767	$1,516,767
Performance Shares	$—	$898,061	$898,061	$—	$1,670,041	$1,670,041
Life Insurance	$—	$—	$—	$—	$—	$928
Medical Benefits	$—	$—	$—	$—	$—	$42,818
Dental Benefits	$—	$—	$—	$—	$—	$186
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$—	$3,816,201	$3,816,201	$—	$4,128,678	$7,837,909
(1)Mr. Weber’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.
(2)Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO, as of December 31, 2024, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Senior Vice President and CFO — Ian A. Hudson (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$842,700	$—	$—	$—	$—	$2,519,673
Pro-Rata Bonus	$346,994	$346,994	$346,994	$—	$—	$346,994
Stock Options	$—	$644,247	$644,247	$—	$644,247	$644,247
Restricted Stock	$—	$1,051,675	$1,051,675	$—	$1,051,675	$1,051,675
Performance Shares	$—	$593,452	$593,452	$—	$1,118,935	$1,118,935
Life Insurance	$751	$—	$—	$—	$—	$751
Medical Benefits	$21,995	$—	$—	$—	$—	$65,985
Dental Benefits	$267	$—	$—	$—	$—	$267
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$1,212,707	$2,636,368	$2,636,368	$—	$2,814,857	$5,748,527
(1)Mr. Hudson’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

Vice President, General Counsel and Secretary — Diane I. Bonina (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$484,995	$—	$—	$—	$—	$1,293,320
Pro-Rata Bonus	$229,460	$229,460	$229,460	$—	$—	$229,460
Stock Options	$—	$376,111	$376,111	$—	$376,111	$376,111
Restricted Stock	$—	$751,962	$751,962	$—	$751,962	$751,962
Performance Shares	$—	$345,816	$345,816	$—	$653,290	$653,290
Life Insurance	$436	$—	$—	$—	$—	$436
Medical Benefits	$—	$—	$—	$—	$—	$—
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$714,891	$1,703,349	$1,703,349	$—	$1,781,363	$3,304,579
(1)Ms. Bonina’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of her base salary and her bonus at target.
Vice President, Corporate Strategy and Investor Relations — Felix M. Boeschen (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$351,488	$—	$—	$—	$—	$937,300
Pro-Rata Bonus	$133,900	$133,900	$133,900	$—	$—	$133,900
Stock Options	$—	$13,779	$13,779	$—	$13,779	$13,779
Restricted Stock	$—	$44,902	$44,902	$—	$44,902	$44,902
Performance Shares	$—	$28,702	$28,702	$—	$86,107	$86,107
Life Insurance	$380	$—	$—	$—	$—	$380
Medical Benefits	$5,385	$—	$—	$—	$—	$14,360
Dental Benefits	$59	$—	$—	$—	$—	$59
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$491,212	$221,283	$221,283	$—	$144,788	$1,230,787
(1)Mr. Boeschen’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of her base salary and her bonus at target.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of four independent directors, all of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics; (iii) systems of internal controls and accounting policies established by the Company’s management and the Board; and (iv) the Company’s cybersecurity strategy and information security risk management and governance program. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm (the Company’s “independent accountants”) to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board.
In 2024, the Board accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent accountants for the year ended December 31, 2024. In connection with this decision, the Audit Committee considered, among other things, Deloitte’s familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, the quality of its communications with the Audit Committee, its ability to provide knowledgeable staff, and its independence, objectivity, expertise, and responsiveness. The Audit Committee also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent accountants. Deloitte has served as the Company’s independent accountants since 2013.
In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls. The Company’s management is responsible for the Company’s internal control over financial reporting, the financial reporting process, and the preparation of the Company’s financial statements. The Audit Committee does not itself prepare the Company’s financial statements or perform audits, and its members are not auditors or certifiers of such financial statements.
The Audit Committee reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 – Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
In addition to its appointment, the Audit Committee is directly responsible for the oversight, compensation (including negotiation of audit fees), and retention of the Company’s independent accountants. The Audit Committee has adopted a policy for the pre-approval of services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves audit services and permitted non-audit services and fees; and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chair, who reports any such authorizations to the Audit Committee at its next meeting. The Audit Committee regularly monitors the audit, audit-related, tax and other non-audit services provided by the Company’s independent accountants, specifically considering any potential challenges to auditor independence in the short-term and long-term.
In performing its monitoring and oversight function, the Audit Committee has established procedures to receive and track the handling of complaints regarding accounting, internal control and auditing matters. The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with management, the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
AUDIT COMMITTEE
John L. Workman, Chair
Katrina L. Helmkamp
Eugene J. Lowe, III
Shashank Patel

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2024 and 2023:

Description of Fees ($ in thousands)	2024	2023
Audit Fees (1)	$2,037	$2,051
Audit-Related Fees (2)	$2	$2
Tax Fees (3)	$3	$—
All Other Fees (4)	$—	$—
Total	$2,042	$2,053
(1)These are fees for professional services for: (i) the audit of our annual financial statements in our Form 10-K filing and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)These are fees for professional services with respect to tax advice, tax compliance and tax planning matters.
(4)No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all audit services and permitted non-audit services and fees to be provided by our independent registered public accounting firm. All such services and fees, where applicable, provided by our independent registered public accounting firm during fiscal years 2024 and 2023, were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2024 Annual Meeting, our proposal for NEO compensation received the support of approximately 96% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns the interests of our executives with those of our stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including PSU awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:
•Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders and our awards are comprised of PSUs (50%), which are only earned if performance goals are attained and vest over a three-year period; stock options (25%) which only have value if our share price increases; and time-based restricted stock awards (25%) which are subject to three-year cliff vesting.
•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant percentage of our NEOs’ total compensation.

Name	2024 Equity Compensation *	2024 Total Compensation	Percentage of 2024 Total Compensation Attributable to Equity
Jennifer L. Sherman	$4,199,990	$7,581,191	55.4%
Mark D. Weber	$1,199,988	$2,870,264	41.8%
Ian A. Hudson	$849,997	$2,132,696	39.9%
Diane I. Bonina	$499,979	$1,431,694	34.9%
Felix M. Boeschen	$159,982	$788,397	20.3%
* Includes stock options, PSUs and restricted stock
•On an enterprise level, consistent with our pay-for-performance philosophy, we set aggressive performance metrics for performance awards. Since 2022, PSUs awarded to our NEOs have included a TSR modifier to align with the interests of stockholders. For PSUs granted in fiscal year 2022, the performance period was the three-year period ended on December 31, 2024. Based on the achievement against targets over the three-year performance period, 190% of shares were earned under the two performance conditions. As the Company’s TSR performance over the performance period was in the top quartile of the S&P 600 Capital Goods Index, the TSR modifier was applied and the amount of shares earned was increased by a factor of 20%, resulting in 228% of the overall target shares being earned.
•In considering the design of the STIP and LTIP for 2025, the Committee decided to retain the same methodology that was used in 2024.
•We believe our pay practices are favorable to stockholders. For example:

◦Our 2015 Plan does not use liberal share counting;
◦Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;
◦Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;
◦Incentive-based compensation, including annual cash incentive payments and certain long-term equity incentives, are subject to our Clawback Policy, which requires the Company to recover excess incentive-based compensation made to current and former Section 16 Officers that is granted, earned or vested based upon the attainment of a financial reporting measure in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws; and
◦Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, defined “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).
•Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer must maintain his or her target ownership level (which is measured annually) and is required to hold at least 50% of the net shares received from exercised options or shares of restricted stock that are subject to a vesting schedule (over and above the target ownership level) for at least two years from the date of vesting.
•The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025
The Audit Committee selected Deloitte as our independent registered public accounting firm for fiscal year 2025. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2025.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte has served as our independent registered public accounting firm since 2013. In determining whether to retain Deloitte, the Audit Committee considered, among other things, its familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, its quality of communications with the Audit Committee, its ability to provide knowledgeable staff, its independence, objectivity, expertise and responsiveness. The Audit Committee, as well as the Board, also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent registered public accounting firm. Upon evaluating all of the foregoing, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm in 2025 is in the best interests of the Company and its stockholders.
A representative of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2025. If a majority of our shares does not ratify the selection of Deloitte, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	15,094	$16.09	—
2015 Executive Incentive Compensation Plan, as amended (3)	1,001,728	$36.89	4,195,494
Total	1,016,822	$36.58	4,195,494
(1)All of our equity compensation plans have been approved by our stockholders.
(2)No additional incentive awards were available for grant under this plan after April 28, 2015.
(3)“Full value” awards, which include restricted stock awards and PSUs, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2026 Annual Meeting of Stockholders, the proposal must be received on or before November 7, 2025.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2026 Annual Meeting, we must receive information relating to such other business by January 22, 2026, but not before December 23, 2025, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2026 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Governance and Sustainability Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

Diane I. Bonina, Corporate Secretary
March 7, 2025

APPENDIX A
SEC REGULATION G NON-GAAP RECONCILIATION
As described further below, this proxy statement contains references to certain financial measures that are unaudited and are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company has provided this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance which management considers in operating the business.
This proxy statement includes references to adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”) and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”). The Company uses adjusted EBITDA and adjusted EBITDA margin as additional measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. The Company believes that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses (benefits), net, purchase accounting effects, other expense (income), net, income tax expense and depreciation and amortization expense, where applicable. Adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses (benefits), net, purchase accounting effects, other expense (income), net, income tax expense, and depreciation and amortization expense, where applicable, divided by net sales for the applicable period(s). Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.
The following table summarizes the Company’s adjusted EBITDA and adjusted EBITDA margin and reconciles income from continuing operations to adjusted EBITDA for each of the three years in the period ended December 31, 2024:

	For the Years Ended December 31,
($ in millions)	2024	2023	2022
Net income	$216.3	$157.4	$120.4
Add (less):
Interest expense, net	12.5	19.7	10.3
Pension settlement charges	3.8	—	—
Acquisition and integration-related expenses (benefits), net	2.8	0.4	(0.5)
Purchase accounting effects (a)	1.1	0.7	—
Other expense (income), net	1.2	1.8	(0.4)
Income tax expense	47.6	45.6	30.5
Depreciation and amortization	65.3	60.4	54.7
Adjusted EBITDA	$350.6	$286.0	$215.0

Net sales	$1,861.5	$1,722.7	$1,434.8

Adjusted EBITDA margin	18.8%	16.6%	15.0%
(a)    Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in recent business combinations that was sold during the periods presented. Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million for the year ended December 31, 2024.
This proxy statement also includes references to adjusted net income and adjusted diluted earnings per share (“adjusted EPS”) as additional measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. During the three years in the period ended December 31, 2024, in determining adjusted net income and adjusted
A - 1

EPS (non-GAAP measures), adjustments were made to reported GAAP net income and diluted earnings per share to exclude the impact of acquisition and integration-related expenses (benefits), net, pension-related charges, purchase accounting effects, environmental remediation costs of a discontinued operation, debt settlement charges, and certain special tax items, where applicable.
The following table summarizes the Company’s adjusted net income and adjusted EPS for each of the three years in the period ended December 31, 2024:

	For the Years Ended December 31,
($ in millions)	2024	2023	2022
Net income	$216.3	$157.4	$120.4
Add:
Income tax expense	47.6	45.6	30.5
Income before income taxes	263.9	203.0	150.9
Add (less):
Acquisition and integration-related expenses (benefits), net	2.8	0.4	(0.5)
Pension-related charges (a)	3.8	—	—
Purchase accounting effects (b)	1.3	0.7	—
Environmental remediation costs of a discontinued operation (c)	—	0.8	—
Debt settlement charges (d)	—	—	0.1
Adjusted income before income taxes	$271.8	$204.9	$150.5
Adjusted income tax expense (e)	(65.5)	(46.1)	(30.4)
Adjusted net income	$206.3	$158.8	$120.1

	For the Years Ended December 31,
(dollars per diluted share)	2024	2023	2022
EPS, as reported	$3.50	$2.56	$1.97
Add:
Income tax expense	0.77	0.74	0.50
Income before income taxes	4.27	3.30	2.47
Add (less):
Acquisition and integration-related expenses (benefits), net	0.05	0.01	(0.01)
Pension-related charges (a)	0.06	—	—
Purchase accounting effects (b)	0.02	0.01	—
Environmental remediation costs of a discontinued operation (c)	—	0.01	—
Debt settlement charges (d)	—	—	0.00
Adjusted income before income taxes	$4.40	$3.33	$2.46
Adjusted income tax expense (e)	(1.06)	(0.75)	(0.50)
Adjusted EPS	$3.34	$2.58	$1.96
(a)    Pension-related charges in the year ended December 31, 2024 include $3.8 million of pension settlement charges incurred in connection with a limited-time voluntary lump-sum pension offering.
(b)    Purchase accounting effects in the years ended December 31, 2024 and 2023 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection with acquisitions that was sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of rental equipment acquired in the Standard transaction, where applicable. Such costs are included as a component of Cost of sales on the Consolidated Statements of Operations.
(c)    Environmental remediation costs of a discontinued operation in the year ended December 31, 2023 relate to estimated environmental clean up costs at a facility associated with a business that was discontinued in 2009. Such charges are included as a component of Other expense (income), net on the Consolidated Statements of Operations.
(d)    Debt settlement charges in the year ended December 31, 2022 relate to the write off of deferred financing fees incurred in connection with the execution of the Company’s 2022 Credit Agreement. Such costs are included as a component of Other expense (income), net on the Consolidated Statements of Operations.
(e)    Adjusted income tax expense for each of the three years in the period ended December 31, 2024 excludes the tax effects of acquisition and integration-related expenses (benefits), net, pension-related charges, purchase accounting effects, environmental remediation costs of a discontinued operation, and debt settlement charges, where applicable. Adjusted income tax expense for the year ended December 31, 2024 also excludes also excludes $15.9 million of discrete tax benefits that were recognized in connection with the amendment of certain federal and state tax returns to claim a worthless stock deduction.
A - 2

FEDERAL SIGNAL CORPORATION ATTN: DIANE I. BONINA 1333 BUTTERFIELD ROAD SUITE 500 DOWNERS GROVE, IL 60515
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 21, 2025 for shares held directly and by 11:59 P.M. Eastern Time on April 17, 2025 for shares held in the Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 21, 2025 for shares held directly and by 11:59 P.M. Eastern Time on April 17, 2025 for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERAL SIGNAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1	Election of Seven Directors	☐	☐	☐
Nominees:
01) Katrina L. Helmkamp		05) Brenda L. Reichelderfer
02) Eugene J. Lowe, III		06) Jennifer L. Sherman
03) Dennis J. Martin		07) John L. Workman
04) Shashank Patel

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2025.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K, and the 2025 Annual Stockholder Letter
are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned, having received the notice of the 2025 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Diane I. Bonina and Elizabeth A. Valente, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR ALL” of the Company’s director nominees in Proposal 1; (b) “FOR” Proposal 2; and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal Corporation Retirement Savings Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on April 17, 2025 you will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. The meeting will be held at Federal Signal’s Corporate Offices located at 1333 Butterfield Road, Suite 500, Downers Grove, IL 60515.

Address changes and comments can be directed to the Company’s Investor Relations department at InvestorCommunications@federalsignal.com

Continued and to be signed on reverse side